                                                                  Exhibit (a)(1)


                          OFFER TO PURCHASE FOR CASH

                 All of the Outstanding Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                               U.S. Foodservice

                                      at

                     $26.00 Net Per Share of Common Stock

                                      by

                            Snow Acquisition, Inc.
                    An Indirect Wholly Owned Subsidiary of

                            Koninklijke Ahold N.V.
                                 (Royal Ahold)

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, APRIL 7, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK (THE "COMMON STOCK"), PAR VALUE $0.01 PER SHARE, OF U.S. FOODSERVICE (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS, AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER ANTITRUST LAWS DESCRIBED IN
SECTION 15--"CERTAIN LEGAL MATTERS; REGULATORY APPROVALS". THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14--"CONDITIONS OF THE OFFER".
   THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF MARCH 7, 2000, BY AND AMONG KONINKLIJKE AHOLD N.V., SNOW ACQUISITION, INC. (THE "PURCHASER") AND THE COMPANY. SEE SECTION 11-- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".
   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER (THE "MERGER") OF THE PURCHASER WITH AND INTO THE COMPANY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS (THE "HOLDERS") OF SHARES OF COMMON STOCK AND DECLARED THAT THE OFFER AND THE MERGER ARE ADVISABLE, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(III) RECOMMENDED THAT THE HOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE LAW) ADOPT THE MERGER AGREEMENT.

                               ----------------

                                   IMPORTANT

   Any Holder desiring to tender all or any portion of the shares of Common Stock owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock, and any other required documents, to Wilmington Trust Company, as Depositary (as hereinafter defined), (ii) tender such shares of Common Stock pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedures for Tendering Shares of Common Stock" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

   Unless the context indicates otherwise, references to shares of Common Stock include references to the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of October 4, 1999, as amended as of March 6, 2000, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. In order to validly tender shares of Common Stock, a Holder must tender the Rights. Unless a Distribution Date (as defined in the Rights Agreement) has occurred, the tender of a share of Common Stock will constitute the tender of the Rights. See Section 3--"Procedures for Tendering Shares of Common Stock".

   Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares of Common Stock".

   Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.


March 13, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1

INTRODUCTION..............................................................   5

THE TENDER OFFER..........................................................   7

   1. Terms of the Offer..................................................   7
   2. Acceptance for Payment and Payment for Shares of Common Stock.......   9
   3. Procedures for Tendering Shares of Common Stock.....................  10
   4. Withdrawal Rights...................................................  13
   5. Certain United States Federal Income Tax Consequences...............  14
   6. Price Range of Shares of Common Stock; Dividends....................  15
   7. Certain Information Concerning the Company..........................  16
   8. Certain Information Concerning the Purchaser and Parent.............  21
   9. Source and Amount of Funds..........................................  22
  10. Background of the Offer.............................................  23
  11. Purpose of the Offer; Plans for the Company; Certain Agreements.....  25
  12. Dividends and Distributions.........................................  40
  13. Effect of the Offer on the Market for the Shares of Common Stock;
       Exchange Act Registration..........................................  40
  14. Conditions of the Offer.............................................  41
  15. Certain Legal Matters; Regulatory Approvals.........................  43
  16. Fees and Expenses...................................................  45
  17. Miscellaneous.......................................................  46

SCHEDULE I Information Concerning the Directors and Executive Officers of
            Koninklijke Ahold N.V. and Snow Acquisition, Inc.

                               SUMMARY TERM SHEET

   Snow Acquisition, Inc. is offering to purchase all of the outstanding shares of common stock (including the associated preferred stock purchase rights) of U.S. Foodservice for $26.00 net per share in cash, without any interest. The following are some of the questions you, as a stockholder of U.S. Foodservice, may have and answers to those questions.

   We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

 .  WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is Snow Acquisition, Inc. We are a Delaware corporation formed for the purpose of making this offer. We are an indirect wholly owned subsidiary of Koninklijke Ahold N.V., a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands. See the "Introduction" to this Offer to Purchase.

 .  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding shares of common stock (including the associated preferred stock purchase rights) of U.S. Foodservice. See the "Introduction" to this Offer to Purchase.

 .  HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I
   HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $26.00 per share, net to you, in cash, without any interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

 .  DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   We will be provided with approximately $2.83 billion, by our ultimate parent company, Koninklijke Ahold N.V. and/or its affiliates, which will be used to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger of Snow Acquisition, Inc. with and into U.S. Foodservice. This merger is expected to follow the successful completion of the offer in accordance with the terms and conditions of the Merger Agreement among us, Koninklijke Ahold N.V. and U.S. Foodservice. The offer is not conditioned upon any financing arrangements. Koninklijke Ahold N.V. and/or its affiliates currently intend to provide the necessary funds through a combination of loans and/or capital contributions. Koninklijke Ahold N.V. and/or its affiliates intend to obtain such funds through a loan facility that will be established. See Section 9--"Source and Amount of Funds" in this Offer to Purchase.

 .  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  .  the offer is being made for all outstanding shares solely for cash,

  .  the offer is not subject to any financing condition, and

  . if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger of Snow Acquisition, Inc. with and into U.S. Foodservice.

 .  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have until 12:00 midnight, New York City time, on April 7, 2000, to decide whether to tender your shares in the offer, unless the offer is extended pursuant to the terms of the Merger Agreement dated as of March 7, 2000, among Koninklijke Ahold N.V., U.S. Foodservice and us. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1--"Terms of the Offer" in this Offer to Purchase. See Section 3--"Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

 .  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Yes. We have agreed with U.S. Foodservice that we may extend the offer if
(i) at the time the offer is scheduled to expire, including at the end of an earlier extension, any of the offer conditions is not satisfied or waived by us, if we are required to under the terms of the Merger Agreement or (ii) subject to waiver by us of certain of the offer conditions, more than 80% but less than 90% of the shares have been tendered. We have also agreed with U.S. Foodservice that we will extend the offer (i) under certain circumstances contemplated by the Merger Agreement or (ii) if we are required to do so by the rules of the Securities and Exchange Commission. See Section 1--"Terms of the Offer" in this Offer to Purchase.

 .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform Wilmington Trust Company, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1--"Terms of the Offer" in this Offer to Purchase.

 .  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  . We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration of the offer represents at least a majority of the outstanding shares of U.S. Foodservice on a fully diluted basis. We may, however, decide to purchase all shares tendered, even though such number may be less than a majority of the outstanding shares, with the prior written consent of the Company.

  . We are not obligated to purchase shares which are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been waived before we accept the shares which have been validly tendered.

   See the "Introduction" and Section 14--"Conditions of the Offer" in this Offer to Purchase.

 .  HOW DO I TENDER MY SHARES?

   To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Wilmington Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street name", the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock

Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3-- "Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

 .  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You can withdraw shares at any time until the offer has expired and, if we have not by May 11, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 1--"Terms of the Offer" and Section 4--"Withdrawal Rights" in this Offer to Purchase.

 .  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to Wilmington Trust Company, the depositary for the Offer, while you still have the right to withdraw the shares. See Section 4--"Withdrawal Rights" in this Offer to Purchase.

 .  WHAT DOES THE U.S. FOODSERVICE BOARD OF DIRECTORS THINK OF THE OFFER?

   We are making the offer pursuant to an agreement and plan of merger among us, Koninklijke Ahold N.V. and U.S. Foodservice. The board of directors of U.S. Foodservice unanimously approved the Merger Agreement, our tender offer and the proposed merger of us with and into U.S. Foodservice. Following the proposed merger, U.S. Foodservice will be the surviving corporation and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. The board of directors of U.S. Foodservice has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of U.S. Foodservice and recommends that you tender your shares in the Offer. See the "Introduction" to this Offer to Purchase.

 .  IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL U.S.
   FOODSERVICE CONTINUE AS A PUBLIC COMPANY?

   No. If the merger takes place, U.S. Foodservice will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that (a) U.S. Foodservice shares will no longer meet the published guidelines of the New York Stock Exchange for continued listing and may be delisted from the New York Stock Exchange, (b) there may not be a public trading market for U.S. Foodservice shares and (c) U.S. Foodservice may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13--"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" in this Offer to Purchase.

 .  WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF U.S. FOODSERVICE'S
   SHARES ARE NOT TENDERED IN THE OFFER?

   Yes. If we accept for payment and pay for at least a majority of the outstanding shares of U.S. Foodservice, Snow Acquisition, Inc. will be merged with and into U.S. Foodservice. If that merger takes place, Koninklijke Ahold N.V. will own indirectly all of the shares of U.S. Foodservice and all remaining stockholders of U.S. Foodservice (other than Koninklijke Ahold N.V. or its subsidiaries, including Snow Acquisition, Inc.) will receive $26.00 per share in cash. See the "Introduction" to this Offer to Purchase.

 .  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of U.S. Foodservice stockholders and of shares of U.S. Foodservice which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, as described above, U.S. Foodservice may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and
Section 13--"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" of this Offer to Purchase.

 .  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On March 6, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of U.S. Foodservice shares reported on the New York Stock Exchange was $18.25 per share. Between December 31, 1999 and March 6, 2000, the price of U.S. Foodservice shares ranged between $11.50 and $19.00 per share. We advise you to obtain a recent quotation for shares of U.S. Foodservice in deciding whether to tender your shares. See Section 6--"Price Range of Shares of Common Stock; Dividends" in this Offer to Purchase.

 .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You can call Morrow & Co., Inc. at (800) 566-9061 (toll free) or Merrill Lynch at (212) 236-3790 (call collect). Morrow & Co., Inc. is acting as the information agent and Merrill Lynch is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of
 U.S. Foodservice:
                                 INTRODUCTION

   Snow Acquisition, Inc. (the "Purchaser"), a Delaware corporation, and an indirect wholly owned subsidiary of Koninklijke Ahold N.V. ("Parent"), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstad), The Netherlands, hereby offers to purchase all of the issued and outstanding shares of Common Stock (the "Common Stock"), par value $0.01 per share, of U.S. Foodservice (the "Company"), a Delaware corporation, including the associated Rights (as hereinafter defined), at a price of $26.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

   Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of October 4, 1999 and amended as of March 6, 2000, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. In order to validly tender shares of Common Stock, a holder must tender the Rights. Unless a Distribution Date has occurred (as defined in the Rights Agreement), the tender of shares of Common Stock will constitute the tender of the associated Rights.

   Tendering holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to Wilmington Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager (the "Dealer Manager"), the Depositary and Morrow & Co., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16--"Fees and Expenses".

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) the satisfaction of the HSR Condition (as defined herein). The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14--"Conditions of the Offer".

   "HSR Condition" means the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"). See
Section 14--"Conditions of the Offer" for a complete description of the conditions of the Offer.

   The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the merger (the "Merger") of the Purchaser with and into the Company are fair to, and in the best interests of, Holders of shares of Common Stock and declared that the Offer and the Merger are advisable, (ii) approved the Merger Agreement (as hereinafter defined) and the transactions contemplated thereby, including the Offer and the Merger, and
(iii) recommended that Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

   The Company has advised Parent that Goldman, Sachs & Co., the financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion dated March 7, 2000, that the Offer Price to be received by Holders, pursuant to the Offer and the Merger, is fair from a financial point of view to such Holders, subject to the assumptions and qualifications set forth therein. A copy of the opinion of Goldman, Sachs & Co., which sets forth the assumptions made, factors considered and scope of review undertaken by Goldman, Sachs & Co., is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to Holders concurrently herewith. Holders are urged to read the full text of that opinion.

   The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 7, 2000, by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, upon consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, except for (i) shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Holders exercising their rights to dissent in accordance with the DGCL, each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest thereon, equal to $26.00. The Merger Agreement is more fully described in Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements". Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to
Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of Common Stock, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger. See Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements".

   The Company has informed the Purchaser that, as of March 3, 2000, there (i) were 102,587,339 shares of Common Stock issued and outstanding, (ii) were no shares of Common Stock held in the Company's treasury, (iii) were options, rights, restricted stock units and participant account balances issued and outstanding, representing in the aggregate the right to purchase 5,523,923 shares of Common Stock and (iv) was a warrant which entitles the holder thereof to purchase 143,113.7 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if at least 54,127,189 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as hereinafter defined). The Company has been advised, and has informed Parent, that each of its directors and executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws or require disgorgement of profits from any such tender to the Company under Section 16 of the Exchange Act (as hereinafter defined).

   This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

   1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, April 7, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition. The Offer is also subject to certain other conditions set forth in Section 14--"Conditions of the Offer". If these or any of the other conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14-- "Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and terminate the Offer, and return all tendered shares of Common Stock to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by the Merger Agreement or applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all shares of Common Stock validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its shares of Common Stock until the Expiration Date, retain the shares of Common Stock which have been tendered during the period or periods for which the Offer is extended, provided, however, that the Minimum Condition, the HSR Condition and certain other conditions may not be waived by the Purchaser without the prior written consent of the Company.

   The Rights are currently evidenced by the certificates for the Common Stock and the tender by a Holder of such Holder's shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14-- "Conditions of the Offer", by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m. New York City time, on the next business day after the day on which the offer was scheduled to expire. Except as otherwise provided in the Merger Agreement, there can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. See Section 4--"Withdrawal Rights".

   Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock (a) if any applicable waiting period under the HSR Act has not expired or been terminated or (b) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer on any scheduled expiration date and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14--"Conditions of the Offer" are not satisfied or any of the events specified in Section 14-- "Conditions of the Offer" have occurred, and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   The Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, but in no event later than one hundred and eighty days after commencement of the Offer (the "Termination Date"), provided that, without the prior written consent of the Company, the Purchaser will not (i) reduce the number of shares of Common Stock to be purchased pursuant to the Offer, (ii) reduce the Offer Price, (iii) impose additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, (v) make any other change to the terms of the Offer which is adverse in any manner to Holders, (vi) extend the expiration date of the Offer beyond the twentieth Business Day after commencement of the Offer except (A) as required by applicable law, (B) in certain circumstances where, on any expiration date of the Offer, more than 80% but less than 90% of the shares of Common Stock have been tendered and (C) that if any condition to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, extend the expiration date of the Offer from time to time for one or more periods not exceeding, in each case, ten business days, unless Parent reasonably believes that such condition is not capable of being satisfied within such time, in which case the Purchaser may extend the expiration date of the Offer for a period of up to twenty business days, but in no event later than the Termination Date, (vii) waive the Minimum Condition, (viii) waive the HSR Condition or certain other Offer conditions unless the Purchaser shall pay for all shares validly tendered and not withdrawn promptly following the Purchaser's acceptance for payment of such shares, or (ix) waive the Offer condition relating to the Merger Agreement not having been terminated. If, on any scheduled expiration date of the Offer, the Offer would have expired due to the failure to satisfy the HSR Condition, the Minimum Condition or certain other Offer conditions, Parent shall, at the request of the Company, cause the Purchaser to extend the expiration date of the Offer from time to time for one or more periods not exceeding ten business days or, in certain circumstances, twenty business days, but in no event later than the Termination Date, unless Parent reasonably believes at such time that such Offer condition is not capable of being satisfied.

   The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the second preceding paragraph), any shares of Common Stock upon the occurrence of any of the conditions specified in Section 14--"Conditions of the Offer" without extending the period of time during which the Offer is open.

   During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of shares of Common Stock sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of shares of Common Stock sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

   The Company has provided the Purchaser with the Company's stockholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

   2. Acceptance for Payment and Payment for Shares of Common Stock. Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4--"Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14--"Conditions of the Offer", including, but not limited to, the regulatory conditions specified in
Section 15--"Certain Legal Matters; Regulatory Approvals". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares of Common Stock in order to comply, in whole or in part, with any applicable law or satisfaction or waiver of the Minimum Condition. If, following acceptance for payment of shares of Common Stock, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for shares of Common Stock tendered, the Purchaser will promptly return such shares of Common Stock.

   In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3-- "Procedures for Tendering Shares of Common Stock", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES OF COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares of Common Stock pursuant to the Offer.

   If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Tendering Shares of Common Stock", such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

   The Purchaser reserves the right to assign to Parent, or to any other direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and the Merger Agreement and will in no way prejudice the rights of tendering Holders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

   3. Procedures for Tendering Shares of Common Stock.

   Valid Tender of Shares of Common Stock. In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates for shares of Common Stock to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

   Pursuant to the Rights Agreement, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be transferred with and only with the certificates for Common Stock and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to an amendment to the Rights Agreement, dated as of March 6, 2000, no Distribution Date will occur by reason of the commencement of the Offer, the acceptance for payment of, or the payment for, shares of Common Stock pursuant to the Offer or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

   If separate certificates representing the Rights are issued to Holders prior to the time a Holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of shares of Common Stock constitutes an agreement by the tendering Holder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights

Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such shares of Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a Holder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (ii) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering Holder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

   The method of delivery of the shares of Common Stock, Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Holder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will establish an account with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and
(ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the shares of Common Stock tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

   If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

   Guaranteed Delivery. If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

     (iii) the Certificates for all tendered shares of Common Stock in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case certificates for the Rights have been issued, three NYSE trading days after the date certificates for Rights are distributed to Holders by the Rights Agent. A trading day is when the NYSE is open for business.

   Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

   Other Requirements. Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the delivery of such shares of Common Stock, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares of Common Stock to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any shares of Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

   Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Appointment as Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the shares of Common Stock as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock (and any and all dividends, distributions, rights, or other securities issued or issuable in respect of such shares of Common Stock on or after March 13, 2000 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies shall be considered coupled with an interest in the tendered shares of Common Stock and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares of Common Stock and all Distributions in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such shares of Common Stock and all Distributions and no subsequent proxies or powers of attorney will be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the shares of Common Stock for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for shares of Common Stock or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such shares of Common Stock and receive all Distributions.

   Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to Holders (other than corporate and certain other exempt Holders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments pursuant to the Offer, a non-exempt, tendering "U.S. Holder" (as defined in Section 5--"Certain United States Federal Income Tax Consequences") must provide the Depositary with such Holder's correct taxpayer identification number and certify under penalty of perjury that (i) the taxpayer identification number ("TIN") provided is correct (or that such Holder is awaiting a TIN) and (ii) such Holder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a Holder or if a Holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such Holder. See Section 5--"Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

   The Purchaser's acceptance for payment of the Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

   4. Withdrawal Rights. Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 2000, or at such later time as may apply if the Offer is extended.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4--"Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Tendering Shares of Common Stock", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedures for Tendering Shares of Common Stock".

   5. Certain United States Federal Income Tax Consequences. The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (as hereinafter defined) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Common Stock who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia),
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

   In general, a U.S. Holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such shares of Common Stock exceeds one year.

   The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired shares of Common Stock pursuant to the exercise of stock options or otherwise as compensation, Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold shares of Common Stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

   Backup Withholding Tax. As noted in Section 3--"Procedures for Tendering Shares of Common Stock", a Holder (other than an "exempt recipient", including a corporation, a non-U.S. Holder that provides appropriate certification and certain other persons (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for shares of Common Stock may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its taxpayer identification number and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

   The United States federal income tax discussion set forth above is included for general information and is based upon income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

   6. Price Range of Shares of Common Stock; Dividends. The shares of Common Stock are listed and traded on the NYSE under the symbol "UFS". The table below sets forth, for the periods indicated, the quarterly high and low daily closing prices of the shares of Common Stock on the NYSE:

                                                                   High   Low
                                                                  ------ ------
     Fiscal Year Ended June 27, 1998
       First Quarter............................................. $16.22 $14.35
       Second Quarter............................................  17.41  13.78
       Third Quarter.............................................  18.60  16.16
       Fourth Quarter............................................  18.63  15.75
     Fiscal Year Ended July 3, 1999
       First Quarter............................................. $21.25 $16.44
       Second Quarter............................................  24.57  20.44
       Third Quarter.............................................  26.25  20.47
       Fourth Quarter............................................  24.50  20.25
     Fiscal Year Ending July 1, 2000
       First Quarter............................................. $22.13 $17.56
       Second Quarter............................................  19.88  14.56
       Third Quarter (through March 6, 2000).....................  19.00  11.50

--------
Source: Company's Annual Report on Form 10-K filed with the Commission on October 1, 1999, other than fiscal year 2000 data; fiscal year 2000 data from Bloomberg.

   On March 6, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the shares of Common Stock on the NYSE was $18.25 per share of Common Stock. On March 10, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the shares of Common Stock was $25.19 per share. Holders are urged to obtain current market quotations for the shares of Common Stock.

   No cash dividends have ever been paid on the shares of Common Stock. The Merger Agreement prohibits the Company from declaring or paying any dividends until the Effective Date of the Merger without the prior written consent of Parent.

   7. Certain Information Concerning the Company.

   The Company. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

   The Company is one of the nation's largest broadline foodservice distributors, based on its 1999 fiscal year net sales. The Company sells food and related products to restaurants and other institutional foodservice establishments through its national distribution network. The Company markets and distributes more than 43,000 national and proprietary brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. The Company also purchases, stores, markets and transports food products, paper products and other supplies and food-related items for establishments that prepare and serve meals to be eaten away from home. The Company is a Delaware corporation. The address of the Company's principal executive offices is 9755 Patuxent Woods Drive, Columbia, Maryland 21046. The telephone number of the Company at such offices is (410) 312-7100.

   Capital Structure. The authorized capital of the Company consists of (a) 400,000,000 shares of Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 3, 2000, no shares of preferred stock were outstanding, but 350,000 of such preferred shares were designated as Series A junior participating preferred stock (the "Series A Preferred Stock") in accordance with the terms of the Rights Agreement.

  (a) Common Stock

   As of March 3, 2000, the Company had 102,587,339 shares of Common Stock outstanding. As of March 3, 2000, no other shares of any class of the capital stock of the Company were outstanding.

  (b) Rights

   On February 19, 1996, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on March 1, 1996, and authorized the issuance of one Right for each share of Common Stock of the Company issued between March 1, 1996 and the Distribution Date (as hereinafter defined). Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $95.00 per oneone-hundredth of a share of Series A Preferred Stock, subject to adjustment.

   Currently, the Rights are evidenced by the certificates for shares of Common Stock registered in the names of the holders of Common Stock (which certificates shall be deemed also to be certificates for Rights) and not by Rights certificates, and the Rights are transferable only in connection with the transfer of the underlying shares of Common Stock of the Company (including a transfer to the Company).

   The Rights become exercisable after the earlier to occur of (i) the tenth day following a public announcement by the Company or an Acquiring Person (as hereinafter defined) that an Acquiring Person has become such and (ii) the tenth business day after the commencement by any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of a subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, hereinafter collectively referred to as the "Exempt Persons") of, or the first public announcement of the intention of any person (other than any of the Exempt Persons) to commence a tender or exchange offer the consummation of which would result in any person acquiring 10% (or 15%, in the case of a person who is eligible to report its beneficial ownership of the Company on Schedule 13G under the Exchange Act) or more of the then outstanding shares of Common Stock (such person, an "Acquiring Person") or otherwise would result in any other person being deemed an Acquiring Person (the earlier of such dates being hereinafter referred to as the "Distribution Date"). The Purchaser has been advised by the Company that the Company and its Board of Directors have taken all necessary action to render the Rights Agreement inapplicable with respect to the Offer pursuant to the terms of the Merger Agreement and the Merger.

   At any time prior to the Distribution Date, the Company may redeem the Rights, in whole but not in part, for $0.01 per Right. The Rights will expire at the close of business on February 19, 2006, if not redeemed or exchanged by the Company at an earlier date.

   No holder, as such, of any Rights certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of Series A Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in the Rights Agreement or in any Rights certificate be construed to confer upon the holder of any Rights certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends of subscription rights, or otherwise, until the Right or Rights evidenced by such Rights certificate shall have been exercised in accordance with the provisions of the Rights Agreement.

  (c) Warrant

   On December 23, 1997, the Company issued a warrant which, as of March 3, 2000, entitles the holder to purchase 143,113.7 shares of Common Stock at a purchase price of $6.51425 per share of Common Stock, subject to adjustment from time to time pursuant to the terms of the warrant. The warrant will expire on the earlier of (i) September 30, 2005 and (ii) the registration of all of the shares of Common Stock issuable upon exercise of such warrant or the termination of the restrictions on transfer of such shares of Common Stock. The warrant may be exercised by the holder in whole or in part.

   In the event that the holder of the warrant does not exercise the warrant prior to the Merger, then, upon the Merger, the holder of the warrant, upon exercise of the warrant after the consummation of the Merger, shall be entitled to receive, in lieu of the Common Stock issuable upon such exercise prior to such consummation, the stock and other securities, cash and property to which the holder would have been entitled upon such consummation if the holder had exercised the rights represented by the warrant immediately prior thereto, subject to adjustments as provided in the warrant.

  (d) Options

   The Company has issued options or other rights to acquire shares of Common Stock pursuant to a number of different stock option plans and other plans for the benefit of non-management directors, executives and other employees. As of March 3, 2000, these options and other rights were exercisable into 5,523,923 shares of Common Stock.

                               U.S. FOODSERVICE

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 1998, as amended by Form 10-K/A-1 and Form 10-K/A-2, its Annual Report on Form 10-K for the fiscal year ended July 3, 1999, and its Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2000, as amended by Form 10-Q/A. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".

                                   Fiscal Year Ended                  Three Months Ended
                          -------------------------------------    ----------------------------
                            July 3,     June 27,     June 28,       January 1,     December 26,
                             1999        1998(1)       1997          2000(2)         1998(3)
                          -----------  -----------  -----------    ------------    ------------
                                (In thousands except share and per share amounts)
Statements of Operations
 Data (4):
Net sales...............  $ 6,198,408  $ 5,506,949  $ 5,169,406    $  1,674,952    $ 1,533,089
Cost of sales...........    5,052,068    4,465,281    4,166,332       1,360,852      1,251,007
Operating expenses......      917,094      876,170      845,901         246,901        226,686
Amortization of
 intangible assets......       17,080       15,354       15,349           4,732          4,147
Restructuring costs
 (reversal).............          --        53,715       (4,000)            n/a            n/a
Charge for impairment of
 long-lived assets......          --        35,530          --              n/a            n/a
Interest expense and
 other financing costs,
 net....................       64,974       73,894       76,063          17,208         16,476
Nonrecurring charges....          --        17,822        5,400             n/a            n/a
Provision for income
 taxes..................       58,910        6,475       26,075          17,982         14,165
Extraordinary charges,
 net of income taxes....       (5,048)      (9,712)         --              --          (2,748)
                          -----------  -----------  -----------    ------------    -----------
Net income (loss)(5)....  $    83,234  $   (47,004) $    38,286    $     27,277    $    17,860
                          ===========  ===========  ===========    ============    ===========
Per Share Data (6):
Net income (loss) per
 common share:
 Basic:
   Before extraordinary
    charge..............  $      0.92  $     (0.41) $      0.44    $       0.27    $      0.22
   Extraordinary
    charge..............  $     (0.05) $     (0.11)         --              --     $     (0.02)
   Net income (loss)....  $      0.87  $     (0.52) $      0.44    $       0.27    $      0.20
 Diluted:
   Before extraordinary
    charge..............  $      0.91  $     (0.41) $      0.43    $       0.27    $      0.21
   Extraordinary
    charge..............  $     (0.05) $     (0.11)         --              --     $     (0.02)
   Net income (loss)....  $      0.86  $     (0.52) $      0.43    $       0.27    $      0.19
Weighted average number
 of shares of common
 stock (6):
 Basic..................   95,922,000   90,640,000   86,902,000     101,557,000     95,072,000
 Diluted................   97,190,000   90,640,000   88,126,000     102,102,000     96,454,000
Balance Sheet Data (at
 end of period):
Total current assets....  $   895,131  $   797,282  $   709,909    $  1,108,417        951,354
Property and equipment,
 net....................      454,033      437,265      437,736         468,492        440,997
Goodwill (7)............      637,107      561,695      541,519         712,414(8)     628,840(8)
Other noncurrent
 assets.................       26,603       21,549       29,354             --             --
Total assets............    2,012,874    1,817,791    1,732,183(9)    2,289,323      2,021,191
Total current
 liabilities (10).......      515,191      509,466      475,106         494,621        473,653
Long-term debt..........      533,869      650,679      621,788         793,204        737,101
Obligations under
 capital leases.........       24,671       29,946       33,458          22,310         28,328
Deferred income taxes...       13,051        6,064          --           18,855          6,015
Other noncurrent
 liabilities............       96,713       36,916       22,685          74,168        101,992
Total stockholders'
 equity.................      829,379      584,720      579,146         886,165        674,102

--------
(1) In connection with the acquisition of Rykoff-Sexton, Inc., U.S. Foodservice incurred restructuring costs, asset impairment charges, nonrecurring charges and certain other operating charges resulting from the integration of the two businesses (the "acquisition related costs") totaling approximately $138.0 million, which significantly affected U.S. Foodservice's results for the fiscal year ended June 27, 1998. Excluding the impact of the acquisition related costs, U.S. Foodservice's net income before extraordinary charge was $62.6 million, or $0.68 per share, on a diluted basis.
(2) Data at January 1, 2000, and for the quarterly period ended January 1, 2000, included herein, are unaudited.
(3) Operations Data and Per Share Data for the quarterly period ended December 26, 1998, included herein, are unaudited. Balance Sheet Data at December 26, 1998 are unaudited and are based on Form 10-Q for the quarterly period ended December 26, 1998.
(4) U.S. Foodservice operates on a 52-53 week fiscal year ending on the Saturday closest to June 30. The fiscal year ended July 3, 1999 is a 53-week fiscal year, while all other periods presented are 52-week fiscal years.
(5) U.S. Foodservice has no elements of comprehensive income (loss), other than net income (loss). Accordingly, comprehensive income (loss) is equal to net income (loss) for all periods presented.
(6) Per share data have been retroactively adjusted to reflect the two-for-one stock split effected on August 4, 1999.
(7) Goodwill and noncurrent assets data at July 3, 1999, June 27, 1998, June 28, 1997, January 1, 2000, and December 26, 1998 are net of accumulated amortizations of $64,617, $45,960, $31,304, $73,612 and $56,641,
     respectively.
(8) The amounts at January 1, 2000, and at December 26, 1998, each include goodwill and other noncurrent assets.
(9)  Total assets at June 28, 1997 include deferred income taxes of $13,665.
(10) Total current liabilities includes current maturities of long-term debt and current obligations under capital leases.

   Recent Developments. On February 16, 2000, the Company announced the acquisition of Stock Yards Packing Co., Inc., which had net sales of approximately $108 million for its fiscal year ended December 25, 1999.

               CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

   Prior to entering into the Merger Agreement, Parent received from the Company certain information which Parent and the Purchaser believe was not and is not publicly available, including certain projected financial data (the "Projections") for the fiscal years 2000 through 2003. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure.

                          Fiscal Year   Fiscal Year   Fiscal Year   Fiscal Year
                              2000          2001          2002          2003
                          ------------  ------------  ------------  ------------
                           (In thousands except share and per share amounts)

Selected Income
 Statement Data:
 Sales..................  $  7,055,026  $  8,007,455  $  9,088,461  $ 10,315,403
 EBIT-A.................  $    273,190  $    319,680  $    375,560  $    441,734
 Net income.............  $    114,020  $    137,465  $    167,916  $    206,303
 Shares.................   102,700,000   104,345,000   107,002,000   109,799,000
 EPS....................  $       1.11  $       1.32  $       1.57  $       1.88
 Cash EPS...............  $       1.27  $       1.50  $       1.77  $       2.11

Selected Balance Sheet
 Data:
 Total assets(1)........  $  2,505,364  $  2,735,064  $  3,018,812  $  3,328,810
 Total liabilities
  (other than debt).....  $    610,902  $    661,732  $    726,224  $    801,459
 Total debt(2)..........  $    926,329  $    915,840  $    906,967  $    864,989
 Total equity...........  $    968,133  $  1,157,491  $  1,385,622  $  1,662,363
 Total liabilities
  (including debt) and
  equity................  $  2,505,364  $  2,735,064  $  3,018,812  $  3,328,810
                          ============  ============  ============  ============
Selected Cash Flow
 Statement Data:
 EBITDA.................  $    314,690  $    366,782  $    429,022  $    502,413
 Capital expenditure....  $    (62,992) $    (69,610) $    (71,753) $    (71,968)
 Acquisition............  $    (73,053) $    (80,427) $    (91,285) $   (103,608)

--------
(1) Total assets include accounts receivable which are grossed up by factored receivables of $375,000 in 2000; $400,000 in 2001; $425,000 in 2002 and
    $450,000 in 2003.
(2) Total debt includes securitization amounts which represent off-balance sheet debt from factored receivable securitization arrangements.

               CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
                        AND FORWARD-LOOKING STATEMENTS

   The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither Parent's nor the Company's certified public accountants have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections were not prepared with the approval of the Company's Board of Directors. The Projections are included herein to give the Holders access to information which was provided to Parent and which is believed by Parent and the Purchaser to be not publicly available.

   Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Company has advised Parent and the Purchaser that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Company has advised Parent and the Purchaser that the Projections do not reflect, among other things, the impact of the recent decline of the Company's stock price on the Company's ability to use its stock as acquisition currency, which impact may negatively affect the growth assumptions upon which the Projections are based. The Company has also advised Parent and the Purchaser that the Projections do not reflect the recently announced closure of the Company's San Francisco operations or the reduction in its workforce announced in early February, 2000, which may impact, among other things, the expected revenues set forth in such Projections. These events may cause actual results to materially differ from the Projections.

   For these reasons, as well as the bases and assumptions on which the Projections were complied, the inclusion of such Projections herein should not be regarded as an indication that the Company, Parent, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

   8. Certain Information Concerning the Purchaser and Parent.

   The Purchaser. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are indirectly beneficially owned by Parent. The principal address of the Purchaser is 1013 Centre Road, Wilmington, Delaware 19805. The telephone number of the Purchaser at such office is (800) 927-9800.

   Parent. Parent is a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands. Parent has interests in food retailing in The Netherlands, various other European countries, the United States, several countries in Asia and several countries in Latin and Central America. Parent's shares of Common Stock are listed on the AEX-Stock Exchange and the Swiss Exchange. American Depositary Shares representing Parent's common stock trade on the NYSE under the symbol "AHO". The principal executive offices of Parent are located at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands. The telephone number of Parent at such offices is 011-31-75-659-5648 (Investor Relations).

   Parent is subject to the informational and reporting requirements of the Exchange Act applicable to foreign private issuers and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Additional information concerning Parent is set forth in Parent's Annual Report on Form 20-F for the fiscal year ended January 3, 1999 (the "Parent Annual Report") and other reports filed with the Commission, which may be inspected at, and copies may be obtained from, the same places and in the manner set forth with respect to information concerning the Company in Section 7--"Certain Information Concerning the Company" (except that since such reports are not filed through EDGAR, they are not publicly available through the Commission's home page).

   During the last five years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase (i) none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in
Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Parent, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Parent disclaim beneficial ownership of any shares of Common Stock owned by any pension plans of Parent or the Purchaser or any pension plans of any associate or majority-owned subsidiary of Parent or the Purchaser.

   Except as described in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of Parent, or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   9. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding shares of Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $2.83 billion. The Purchaser currently intends to obtain all such funds through a combination of loans from and/or capital contributions by Parent or other affiliates. Parent currently intends to obtain such funds primarily through a loan facility (the "Credit Facility") to be provided by ABN AMRO Bank N.V. and Chase Manhattan plc. (collectively, the "Arrangers").

   Parent has received a commitment letter (the "Commitment Letter") from the Arrangers pursuant to which the Arrangers have agreed to lend to Parent up to EUR 4.4 billion of the Credit Facility. It is currently contemplated that the Arrangers will syndicate some or all of the Credit Facility to other banks or financial institutions.

   The Credit Facility will be a multicurrency unsecured stand-by bridge loan facility. Borrowings under the Credit Facility will bear interest at an aggregate rate per annum equal to (i) the Euro Interbank Offered Rate (EURIBOR) for advances denominated in Euro and London Interbank Offered Rate (LIBOR) for advances denominated in any other currency, (ii) a margin of 40 basis points until June 29, 2000 and a margin to be agreed upon by Parent and the Arrangers, but in no event greater than 90 basis points thereafter and
(iii) the cost of compliance with any applicable reserve asset requirements and financial services authority fees. Parent is currently subject to a commitment fee on the Credit Facility and has paid a structuring fee on the maximum facility amount. Parent will be obligated to pay an additional two basis points on any outstanding drawings under the Credit Facility on June 1, 2000. In the event that the Credit Facility will be outstanding beyond June 30, 2000, the Arrangers may syndicate the Credit Facility and Parent has agreed to pay a further fee at such time. The Credit Facility will mature on December 29, 2000.

   The commitment of the Arrangers is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Parent and the Arrangers. The definitive documentation relating to the Credit Facility will contain representations and warranties, covenants, events of default and conditions (including, without limitation, a condition precedent that the structure and terms of the Offer and the Merger are acceptable to the Arrangers) customary for transactions of this size and type. Parent has agreed to pay certain expenses of, and provide customary indemnities for, the Arrangers.

   The foregoing summary of the source and amount of funds is subject to preparation and completion of a definitive credit agreement for the Credit Facility. If and when definitive agreements relating to the Credit Facility are executed, copies will be filed as exhibits to an amendment to the Tender Offer Statement on Schedule TO relating to the Offer which the Purchaser has filed with the Commission (the "Schedule TO"). There are currently no alternative financing arrangements in the event the primary financing becomes unavailable.

   The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the shares of Common Stock) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the shares of Common Stock will not be subject to the margin regulations.

   Based on publicly available information, Parent estimates that approximately $838 million may be necessary to repay or purchase existing long-term and short-term indebtedness of the Company which may be required to be repaid or purchased by reason of the consummation of the Offer. The Company currently intends to request that certain of the lenders of such indebtedness waive the provisions in the documents relating to such indebtedness which would require such repayment or purchase. To the extent the Company is unable to obtain any such waivers, Parent currently intends to provide the Company, through a combination of loans and/or capital contributions, with the necessary funds to repay or purchase such indebtedness from the incurrence of debt by Parent under existing credit facilities.

   10. Background of the Offer.

   On September 27, 1999, during a social outing, Mr. James L. Miller, Chairman, President and Chief Executive Officer of the Company and Mr. Robert
G. Tobin, a member of the Corporate Executive Board of Parent and the President and Chief Executive Officer of Ahold U.S.A., Inc. ("Ahold U.S.A."), discussed potential business opportunities involving the Company and Parent.

   On October 11, 1999, Mr. Miller and Mr. Tobin met and further discussed potential business opportunities involving the Company and Parent.

   On December 2, 1999, Mr. Miller, Mr. Mark P. Kaiser, Executive Vice President-Sales, Marketing and Procurement of the Company, Mr. Tobin, Mr. Ernie Smith, Executive Vice President Finance and Chief Financial Officer of Ahold U.S.A., Mr. Maarten Dorhout Mees, Senior Vice President Business Development of Parent, and Mr. Gerard van Breen, Senior Vice President Global Sourcing of Parent met at the Chantilly, Virginia office of Ahold U.S.A., to discuss generally a potential transaction.

   On December 3, 1999, the meeting continued at the head office of the Company in Columbia, Maryland among Messrs. Miller, Kaiser, Tobin, Dorhout Mees and Van Breen. Following this meeting, Messrs. Kaiser, Dorhout Mees and Van Breen visited one of the Company's distribution centers located near its head office, as well as one of its supplies and equipment shops. The visit concluded again at the Company's head office, where Messrs. Dorhout Mees and Van Breen briefly met with Mr. Miller and Mr. George Megas, Chief Financial Officer of the Company. At this time, Mr. Miller indicated that, if the Company were to pursue a business combination transaction, it would seek a proposal of at least $30 per share of Common Stock.

   On December 10, 1999, Mr. David M. Abramson, Executive Vice President and General Counsel of the Company, forwarded a draft confidentiality agreement to Mr. Michael Meurs, Executive Vice President and Chief Financial Officer of Parent. On December 15, 1999, representatives of Parent and the Company signed the Confidentiality Agreement (as hereinafter defined).

   On December 15, 1999, Mr. Meurs forwarded to Mr. John Shaughnessy of Goldman Sachs & Co., financial adviser to the Company, a request to provide certain non-public information regarding the Company to facilitate Parent's analysis of the Company.

   During the week of December 20, 1999, Parent and Merrill Lynch & Co., the financial adviser to Parent for the transaction, commenced a preliminary due diligence review of the Company.

   On December 27, 1999, Messrs. Miller and Tobin met in Florida and discussed issues relating to a potential strategic transaction between the Company and Parent.

   On January 14, 2000, representatives of Merrill Lynch communicated, on behalf of Parent, to representatives of Goldman Sachs a preliminary indication of Parent's interest with respect to a potential business combination in a transaction range of $28-30 per share of Common Stock, without committing to the form of consideration.

   On January 20, 2000, the Corporate Executive Board of Parent met with Mr. Miller and Mr. Kaiser in London. At this meeting, Mr. Miller provided the Corporate Executive Board of Parent with an industry overview and a Company overview. The Company overview included a description of the Company's growth strategy, an analysis of its stockholder base, a synergies analysis and Company highlights.

   On January 21, 2000, representatives of Goldman Sachs met with representatives of Merrill Lynch to discuss valuation issues and possible synergies from a potential business combination transaction between the Company and Parent.

   On January 25, 2000, Messrs. Smith, Miller, Megas and Kaiser met to discuss an overview of their operations and potential synergies with Ahold U.S.A. Potential administrative, procurement, distribution, equipment and supplies savings and implementation issues were discussed. Mr. Jan-Wytze van Boven, Vice President Mergers and Acquisitions of Parent, participated in the meeting by telephone. The parties agreed to continue discussions and to coordinate further due diligence of the Company by Parent during the first week of February.

   On February 4, 2000, Mr. Cees van der Hoeven, President and Chief Executive Officer of Parent, and Messrs. Tobin and Meurs discussed by telephone with Mr. Miller the stock market reaction to the Company's second quarter results. Messrs. Van der Hoeven, Tobin and Meurs informed Mr. Miller that the decrease in the Company's share price would likely lead to a decrease in the price per share of Common Stock that Parent would be prepared to pay.

   On February 7, 2000, Messrs. Tobin and Meurs telephoned Mr. Miller to present a preliminary proposal whereby Parent would acquire the Company at a price of $26 per share (the Company's stock price closed at $12-3/8 on this date). This preliminary proposal was subject to, among other things, further due diligence, negotiation of a merger agreement with adequate deal protections and approval of each of the Supervisory Board of Parent and the Board of Directors of the Company. No decision was made regarding whether such purchase price would be payable in cash or common shares of Parent. The parties also discussed Parent's request for a break-up fee and a lock-up stock option.

   On February 8, 2000, Messrs. Meurs and Miller agreed by telephone conference that Parent would continue its due diligence investigation. Mr. Meurs indicated that Parent expected the due diligence to be principally confirmatory in nature.

   On February 8, 2000, White & Case LLP, legal counsel to Parent, had several telephone conversations with legal counsel to the Company, during which they discussed certain provisions of the Merger Agreement, including the request by Parent to be granted a break-up fee and a lock-up stock option.

   On February 9, 2000, Mr. Meurs sent a telecopy to Mr. Miller informing Mr. Miller that, among other things, Parent would be willing to consider an all-cash tender offer transaction at $26 per share of Common Stock.

   In the afternoon of February 10, 2000, White & Case LLP, Simpson Thacher & Bartlett and Mr. Abramson discussed by telephone conference the request by Parent to be granted a lock-up stock option by the Company.

   In the evening of February 10, 2000, Mr. Ton van Tielraden, Senior Vice President and General Counsel of Parent, met with Mr. Abramson in Washington D.C., where they discussed various issues regarding the Merger Agreement.

   On February 14, 2000, White & Case LLP delivered a first draft of the Merger Agreement to Simpson Thacher & Bartlett and the Company.

   On February 15, 2000, Messrs. Miller and Kaiser joined a meeting of the Corporate Executive Board of Parent, Mr. William Grize, President and Chief Executive Officer of Stop & Shop, and Mr. Bert Verhelst, Senior Vice President Administration of Parent. During dinner following the meeting, the attendees discussed in a general fashion synergy opportunities from the transaction.

   During the period from February 16, 2000 until March 3, 2000, White & Case LLP and Simpson Thacher & Bartlett conducted extensive negotiations of the terms of the Merger Agreement. The negotiations focused on, among other matters, the break-up fee, the grant by the Company of a lock-up stock option to Parent and the no-shop provision. During that period, Mr. Van Tielraden and Mr. Abramson also had a number of telephone conversations to discuss various issues regarding the Merger Agreement. Towards the very end of this period, the parties ultimately agreed, after lengthy negotiations, upon the amount of the break-up fee and that the Company would not grant a lock-up stock option to Parent.

   Between March 3 and March 6, 2000, the legal advisors of the two parties completed the negotiation of the remaining issues of the Merger Agreement.

   On March 6, 2000, the Board of Directors of the Company approved the Offer and the Merger.

   On the morning of March 7, 2000, the Supervisory Board of Parent met to consider and approve the transaction. The Parties executed the Merger Agreement as of March 7, 2000, and publicly announced the transaction on that date.

   11. Purpose of the Offer; Plans for the Company; Certain Agreements.

   Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire as many outstanding shares of Common Stock as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all remaining shares of Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

   Under the DGCL, the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 253 of the DGCL described below (in which case no vote of the holders of the outstanding shares of Common Stock is required), the only remaining required corporate action of the Company is the adoption of the Merger Agreement and the approval of the Merger by vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Offer and the Merger of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders of shares of Common Stock and declared that the Offer and the Merger are advisable, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the Holders accept the Offer, tender their shares of Common Stock (including the Rights) pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

   In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding shares of

Common Stock, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

   If the Purchaser purchases a majority of the outstanding shares of Common Stock pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of shares of Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Plans for the Company. Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent currently intends to cause the Company's operations to continue to be run and managed by, amongst others, the Company's existing executive officers. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

   As a result of the completion of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of shares of Common Stock acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

   The shares of Common Stock are currently traded on the NYSE. Following the consummation of the Merger, the shares of Common Stock will no longer be listed on the NYSE and the registration of the shares of Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. See Section 13--"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration". It is expected that, if shares of Common Stock are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Board of Directors, will continue to manage the Company as an ongoing business.

   Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors of the Company or the management of the Company, except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

 Merger Agreement

   The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7-- "Certain Information Concerning the Company".

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any shares of Common Stock tendered pursuant to the Offer shall be subject to only those conditions set forth therein. Subject to the terms of the Merger Agreement, Parent and the Purchaser may modify the terms of the Offer, including, without limitation, to extend the Offer beyond the Expiration Date or waive any of the conditions set forth in Section 14--"Conditions of the Offer"; provided, however, that Parent and the Purchaser shall not, without the prior written consent of the Company,
(i) reduce the number of shares of Common Stock to be purchased pursuant to the Offer, (ii) reduce the Offer Price, (iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, (v) make any change to the terms of the Offer which is adverse in any manner to the Holders, (vi) extend the Expiration Date beyond twenty (20) business days after commencement of the Offer except (A) as required by applicable law, (B) as specified in the immediately succeeding sentence or (C) that if any of the conditions set forth in Section 14--"Conditions of the Offer" have not been satisfied or waived, the Purchaser may, in its sole discretion, extend the Expiration Date from time to time for one or more periods not exceeding, in each case, ten (10) business days, unless Parent reasonably believes that such condition is not capable of being satisfied within such time, in which case the Purchaser may extend the Expiration Date for a period up to twenty (20) business days, but in no event later than the Termination Date, (vii) waive the Minimum Condition, (viii) waive the HSR Condition or the conditions set forth in clause (iii)(a) or (iii)(b) of Section 14--"Conditions of the Offer" unless the Purchaser shall pay for all shares of Common Stock validly tendered and not withdrawn promptly following the Purchaser's acceptance for payment of such shares of Common Stock, or (ix) waive the condition set forth in clause
(iii)(f) of Section 14--"Conditions of the Offer"; provided, however, that the Offer may be extended so as to comply with applicable rules and regulations of the Commission or the staff thereof, unless the reason for such extension is the result of a material breach of the Merger Agreement by Parent or the Purchaser. Notwithstanding the foregoing sentence, the Purchaser may, without the consent of the Company, extend the Offer for up to ten (10) business days in the aggregate notwithstanding that all of the conditions set forth in
Section 14--"Conditions of the Offer" have been satisfied, if, on any Expiration Date of the Offer, more than 80% but less than 90% of the shares of Common Stock have been validly tendered and not withdrawn, so long as the Purchaser irrevocably waives the continued satisfaction of any of the conditions set forth in Section 14--"Conditions of the Offer", other than (x) the Minimum Condition, (y) the condition set forth in clause (iii)(f) of
Section 14--"Conditions of the Offer", to the extent the Merger Agreement is terminated pursuant to paragraphs (a), (b)(i), (c), (d)(iii) or (d)(iv) under the heading --"Termination" hereof or (z) any of the conditions set forth in clause (iii)(a) or (iii)(b) of Section 14 --"Conditions of the Offer", but only to the extent that the failure of such condition is due to an event making it illegal to purchase shares of Common Stock pursuant to the Offer. The Merger Agreement further provides that if, on any Expiration Date of the Offer, the Offer would have expired due to the failure to satisfy (w) any of the conditions set forth in clause (iii)(a), (iii)(b) or (iii)(c) of Section 14--"Conditions of the Offer", (x) HSR Condition or (y) the Minimum Condition, Parent shall, at the request of the Company, cause the Purchaser to extend the Expiration Date (A) in the case of clause (w) or (x), from time to time for one or more periods not exceeding, in each case, ten (10) business days, but in no event later than the Termination Date and (B) in the case of clause (y), for one or more periods not exceeding, in the aggregate, twenty (20) business days, but in no event later than the Termination Date, unless, in each case, Parent reasonably believes at such time that such tender offer condition is not capable of being satisfied. Notwithstanding anything to the contrary contained herein, Parent and the Purchaser have further agreed that, if the Company shall have affirmatively announced to the Holders a neutral position with respect to an Acquisition Proposal (as hereinafer defined), Parent shall, at the request of the Company, cause the Purchaser to extend the Expiration Date to the date ten (10) business days after the date of initial announcement of such neutral position by the Company. Assuming prior satisfaction or waiver of the conditions set forth in
Section 14--"Conditions of the Offer", Parent shall provide funds to the Purchaser and the Purchaser shall, as soon as permissible after commencement of the Offer, accept for payment and pay for, in accordance with the terms of the Offer, the shares of Common Stock that have been validly tendered and not withdrawn at or prior to the expiration of the Offer.

   Pursuant to the terms of the Merger Agreement, the Company has consented to the Offer and the Merger and has represented (a) that the Board of Directors of the Company has, by unanimous vote, (i) determined that each of the Offer and the Merger is fair to, and in the best interest of, the Holders, (ii) declared that the Offer and the Merger are advisable, (iii) approved the Offer, the Merger and the Merger Agreement in accordance with the provisions of the DGCL, (iv) recommended that the Holders accept the Offer and adopt the Merger Agreement, and (v) taken all other action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger and (b) that Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the Holders pursuant to the Offer and the Merger is fair, from a financial point of view, to such Holders, subject to the assumptions and qualifications contained in such opinion.

   Composition of the Board Following Consummation of the Offer. The Merger Agreement provides that, promptly upon the consummation of the Offer, the Purchaser shall be entitled to designate such number of directors (the "Designees"), rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to any increase in the size of such Board pursuant to this sentence) multiplied by the percentage that the number of shares of Common Stock beneficially owned by the Purchaser or its affiliates at such time bears to the total number of shares of Common Stock then outstanding. At such time, the Company shall use commercially reasonable efforts to take any and all such action needed to cause the Designees to be appointed to the Board of Directors of the Company, including using its commercially reasonable efforts to cause certain directors to resign and/or increasing the size of the Board of Directors of the Company; provided, however, that the Company and the Purchaser shall use their respective commercially reasonable efforts so that the Board of Directors of the Company shall continue to have at least three (3) members who were directors of the Company on the signing date of the Merger Agreement (the "Continuing Directors").

   Following the election or appointment of the Designees pursuant to the terms of the Merger Agreement and prior to the Effective Time, any amendment or modification of the Merger Agreement, the Company's Certificate of Incorporation or the Company's By-laws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement, and any other consent or action by the Company pursuant to the Merger Agreement, shall be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of such Continuing Directors.

   The Merger. The Merger Agreement provides that subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement (such date, the "Closing Date"), which conditions are described below. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

   At the Effective Time, each issued and outstanding share of Common Stock (other than shares of Common Stock held by any wholly owned subsidiary of the Company or in the treasury of the Company, or, directly or indirectly, by Parent or any subsidiary of Parent (including the Purchaser), which shares of Common Stock shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto, and other shares of Common Stock, if any, held by Holders who perfect their appraisal rights under the
DGCL) will, by virtue of the Merger and without any action by the Holders thereof, be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration") payable to the Holder thereof, without interest thereon.

   At the Effective Time, each share of common stock, par value $0.01 per share, of the Purchaser then issued and outstanding will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:
(i) to the extent required by applicable law, the Merger Agreement shall have been adopted by Holders of a majority of the shares of Common Stock entitled to vote thereon (voting as one class, with each share of Common Stock having one (1) vote); (ii) no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any court of competent jurisdiction and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) no federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority (each a "Governmental Entity") which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal; and (iv) the Purchaser shall have accepted for payment and paid for all shares of Common Stock validly tendered in the Offer and not withdrawn.

   Directors and Officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

   Company Stockholders' Meeting. Pursuant to the Merger Agreement, promptly following the purchase of shares of Common Stock pursuant to the Offer, if required by law in order to consummate the Merger, the Company, acting through the Board of Directors of the Company, shall, in accordance with applicable law, (i) duly call, convene and hold a meeting of the stockholders of the Company (the "Stockholders' Meeting") for the purpose of voting upon the Merger Agreement and (ii) take all action necessary and advisable to secure the vote of stockholders required by applicable law, the Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws to obtain their adoption of the Merger Agreement. The Company has agreed that, if required by law, it shall include in the proxy statement or information statement (the "Proxy Statement") required in connection with the Stockholders' Meeting the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt the Merger Agreement. Parent shall cause all shares of Common Stock of the Company owned by Parent and its direct and indirect subsidiaries (including the Purchaser) to be voted in favor of the Merger Agreement.

   Interim Operations. The Merger Agreement provides that the Company agrees that, except as expressly permitted or required by the Merger Agreement or otherwise consented to in writing by Parent, during the period commencing on March 7, 2000, until such time as nominees of Parent shall comprise a majority of the members of the Board of Directors of the Company or the Merger Agreement shall have been terminated pursuant to its termination provisions, each of the Company and its subsidiaries will conduct its respective operations only according to its ordinary and usual course of business consistent with past practice and, except and to the extent it relates to the performance by the Company of its obligations under the Merger Agreement, use their commercially reasonable efforts to preserve intact its respective business organizations, keep available the services of their respective officers and key employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with them and, except as otherwise disclosed by the Company, neither the Company nor any of its subsidiaries shall (i) change or amend its certificate of incorporation or its by-laws (or comparable governing documents), (ii) except for the possible issuance by the Company of
(u) approximately $9,000,000 worth of shares of Common Stock as employer contributions to the 401(k) Retirement Savings Plan of the Company, (v) Rights or other securities pursuant to the terms of the Rights Agreement, (w) 560,000 shares of Common Stock pursuant to the Company Stock Unit Plans and the Company Deferred Compensation Plan (as such terms are hereinafter defined) (assuming a price of $13.00 per share of Common Stock as of the relevant valuation date), (x) 143,113.7 shares of Common Stock pursuant to the terms of that certain common stock purchase warrant (the "BT Warrant"), dated December 23, 1997, issued by the Company to Bankers Trust New York Corporation subject to adjustment, or (y) 4,983,574 shares of Common Stock and/or reload options covering a number of shares of Common Stock (which reload options would have exercise prices equal to the fair market value (as defined in the relevant Company Stock Option Plan (as hereinafter defined)) of a share of Common Stock on the date such reload option is granted), in each case, required to be issued pursuant to the terms of any vested stock option (collectively, whether vested or unvested, the "Company Stock Options") issued by the Company under the Company Stock Option Plan for Outside Directors, dated as of November 22, 1994, as amended from time to time, the Company 1994 Stock Incentive Plan, dated as of November 22, 1994, as amended from time to time, the Company 1998 Stock Option and Incentive Plan, dated as of September 24, 1998, as amended from time to time, the Rykoff-Sexton, Inc. 1980 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1988 Stock Option and Compensation Plan, as amended from time to time, the Amended and Restated US Foodservice Inc. 1992 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan, as amended from time to time, the Amended and Restated US Foodservice Inc. 1993 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1995 Key Employees Stock Option and Compensation Plan, and the stock option and compensation plan disclosed by the Company as required by the Merger Agreement (collectively, the "Company Stock Option Plans") as the case may be, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, (iii) sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in any other person, (iv) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities (other than any dividends or other distributions, by any direct or indirect wholly-owned subsidiary of the Company to another direct or indirect wholly-owned subsidiary of the Company or to the Company),
(v) enter into any contract or commitment with respect to capital expenditures not contemplated by the annual budget of the Company, other than any such contract or commitment which has a value of less than, and requires expenditures by the Company or such subsidiary of less than, $3,000,000, (vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person (other than investments in, or acquisitions of, businesses not exceeding, in each case, $7,500,000), or otherwise acquire any assets of any person (other than (A) the purchase of assets (other than inventory) in the ordinary course of business and consistent with past practice, (B) acquisitions, mergers, consolidations or purchases involving only the Company and/or its wholly owned subsidiaries and no other person, (C) the purchase of assets pursuant to contracts with any customer not exceeding $50,000,000 in any year or $150,000,000 in the aggregate or any contract with any customer that is terminable by the Company within ninety (90) days without penalty (collectively, the "Excluded Contracts") and (D) the purchase of inventory not purchased pursuant to any contract or any purchase order which represents aggregate purchases of over $100,000,000 (collectively, "Material Inventory Contracts") entered into after March 7, 2000), (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on March 7, 2000 or applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees (other than any such directors, officers or employees who are not executive officers of the Company or regional vice presidents and who, in each case, receive less than $250,000 in total annual cash compensation from the Company or any of its subsidiaries) (provided, however, that the Company's executive officers, directors and regional vice presidents may receive any increases in fringe benefits as are generally applicable to all employees of the Company) or grant any severance or termination pay in an amount exceeding, in each case, $250,000 not currently required to be paid under existing severance plan or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate (other than in the ordinary course of business and consistent with past practice) any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, (vii) sell, pledge or otherwise dispose of, encumber or subject to any lien, any material assets, except in the ordinary course of business consistent with past practice, (ix) make or rescind any material tax election (other than consents to extend the statute of limitation with respect to prior tax years) or settle or compromise any tax liability in an amount in excess of $1,000,000, (x) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting,
(xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations, or other reorganizations involving only wholly-owned subsidiaries of the Company and no other person, (xii) other than in connection with any action permitted by clauses (v) or (vi) of this paragraph, (A) modify in any material respect or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than (1) indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company or
(2) for borrowings under existing credit facilities, disclosed in any forms, reports, schedules, statements, registration statements and other documents filed by the Company and its subsidiaries with the Commission or disclosed by the Company as required by the Merger Agreement, in the ordinary course of business consistent with past practice or (B) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned subsidiary of the Company and other than advances to employees consistent with past practices, (xiii) except as required by applicable law and under employee benefit plans in effect as of March 7, 2000, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction
(A) of any claims, liabilities or obligations (other than claims, liabilities or obligations in connection with litigation) in the ordinary course of business and consistent with past practice, (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in any forms, reports, schedules, statements, registration statements and other documents filed by the Company and its subsidiaries with the Commission, or
(C) of any claims, liabilities or obligations relating to litigation that would not result in an uninsured or underinsured payment by or liability of the Company or any of its subsidiaries in excess of $1,500,000 in the aggregate, (xv) other than as disclosed by the Company, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, provided, however, that routine employee terminations shall not be considered subject to this clause (xv), (xvi) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its certificate of incorporation or by-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or the Purchaser, (xvii) modify, amend or waive any material right or obligation or claim under (in each case, other than in the ordinary course of business consistent with past practice), or enter into or terminate, any material contract (other than Excluded Contracts), (xviii) take any action (other than the issuance of any option or other rights to acquire Common Stock or shares of Common Stock permitted by clause (ii) of this paragraph), or omit to take any action, engage in any transaction or enter into any agreement which would (A) cause any adjustment to the exercise price of the BT Warrant or (B) entitle any holder thereof to exchange any part or all of the BT Warrant into a number of shares of Common Stock in excess of the number of shares of Common Stock such holder would have been entitled to receive had such holder exercised such part or all of the BT Warrant on March 7, 2000 or
(xix) agree, in writing or otherwise, to take any of the foregoing actions.

   No Solicitation. Pursuant to the Merger Agreement, the Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as hereinafter defined). From and after March 7, 2000, neither the Company nor any of its affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its or its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) directly or indirectly, solicit, initiate, facilitate or knowingly encourage the making or submission of any Acquisition Proposal or of an inquiry with respect to any Acquisition Proposal (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) enter into any agreement to (w) facilitate or further the consummation of, or consummate any Acquisition Proposal, (x) facilitate the making of an inquiry with respect to any Acquisition Proposal,
(y) approve or endorse any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement,
(iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than Parent or the Purchaser) in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or (iv) grant any waiver or release under or materially amend any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives.

   Notwithstanding the foregoing, the Merger Agreement provides that, prior to the consummation of the Offer, the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach in any material respect of clauses (i) through (iv) of the second sentence of the immediately preceding paragraph and following delivery to Parent of the information required by the requirements set forth in the immediately following paragraph and otherwise in compliance in all material respects with its obligations under the requirements set forth in the immediately following paragraph, may
(1) participate in discussions with or request clarifications from, or furnish information to, any third party which makes an unsolicited Acquisition Proposal, in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal (as hereinafter defined) and (2) if the Board of Directors of the Company (after consultation with an independent, nationally recognized investment bank) reasonably determines in good faith that such Acquisition Proposal is a Superior Proposal, participate in discussions or negotiations with or furnish information to any third party which makes an unsolicited Acquisition Proposal, if, in the case of each of
(1) and (2), (x) such action is taken subject to a confidentiality agreement with terms not more favorable in any material respect to such third party than the terms of the Confidentiality Agreement (as hereinafter defined) as in effect on March 7, 2000 (it being understood that the Company may waive or amend any standstill provision contained in any existing confidentiality agreement or enter into a confidentiality agreement with such third party which does not contain a standstill provision or which contains a standstill provision which is less favorable in any material respect to the Company than the standstill provision contained in the Confidentiality Agreement (as hereinafter defined) (as in effect on March 7, 2000) if the Company waives or amends the standstill provision in the Confidentiality Agreement (as in effect on March 7, 2000) to delete such provision or, as the case may be, render it equally less favorable to the Company) and (y) the Board of Directors of the Company (after receiving advice from outside nationally recognized legal counsel to the Company) reasonably determines in good faith that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Nothing in the provisions described under the heading -- "No Solicitation" hereof shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Holders a position with respect to an Acquisition Proposal by a third party under Rules 14e-2 and 14d-9 of the Exchange Act to the extent the Company is required to take a position under such rules or from making any other public disclosure required by applicable law or, prior to the consummation of the Offer, from taking any action contemplated by clause (c)(i) under the heading --"Termination" hereof, including having the Board of Directors of the Company take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to such clause (c)(i). "Acquisition Proposal" means (i) any proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or (iv) any other business combination transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party relating to an acquisition or purchase of two-thirds or more of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries taken as a whole (x) on terms which a majority of the members of the Board of Directors of the Company (after consultation with an independent nationally recognized investment bank) reasonably determines in good faith to be more favorable to the Company and its stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement to the extent proposed to be modified by Parent in accordance with clause (c)(i) under the heading --"Termination" hereof and (y) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the person making such Acquisition Proposal).

   The Merger Agreement provides that, in addition to the obligations of the Company set forth in the two immediately preceding paragraphs, promptly (but in any event within twenty-four (24) hours) of receipt or occurrence thereof, the Company shall advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly (but in any event within twenty-four (24) hours) of the receipt thereof provide to Parent copies of any written documentation material to understanding or evaluating such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation which is received by the Company from the person (or from any representatives or agents of such person) making such Acquisition Proposal, inquiry or proposal or with whom such discussions or negotiations are taking place and the identity of the person making any such request, Acquisition Proposal or such inquiry or proposal or with whom any discussion or negotiation is taking place. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.

   The Merger Agreement provides that, promptly, but in any event within one
(1) day of execution of the Merger Agreement, the Company shall request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company and the Company shall use its commercially reasonable efforts to have such information returned.

   Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws as in effect on March 7, 2000, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights (including, without limitation, rights with respect to the transactions contemplated by the Merger Agreement) thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law. In addition, pursuant to the Merger Agreement, for a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to either (a) maintain in effect the Company's directors' and officers' liability insurance as in effect on April 1, 2000 covering those persons who were covered on March 7, 2000 by the Company's directors' and officers' liability insurance policy (the "Insured Parties"); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company for such insurance which the Company represents will be not more than $400,000 for the twelve month period ending on March 31, 2001; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that the Surviving Corporation may substitute for such Company policies other policies with at least the same coverage and containing terms and conditions which are no less advantageous, provided, that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time (including, without limitation, rights with respect to the transactions contemplated by the Merger Agreement) or (b) cause Parent's directors' and officers' liability insurance then in effect to cover the Insured Parties with respect to those matters covered by the Company's directors' and officers' liability insurance policy with at least the same coverage as such Company policies as in effect as of April 1, 2000, containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time (including, without limitation, matters with respect to the transactions contemplated by the Merger Agreement).

   Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each person who was, or has been at any time prior to March 7, 2000, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors or employees of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement.

   Compensation and Benefits. Pursuant to the Merger Agreement, until the first anniversary of the Closing Date, Parent shall cause the current and former employees of the Company and its subsidiaries who are on the Closing Date entitled to receive compensation or any benefits from the Company or any of its subsidiaries to be provided with compensation and employee benefit plans (excluding stock option or other plans involving the potential issuance of securities of the Company, Parent or any of their respective subsidiaries, and incentive compensation or similar programs but including the severance pay practices, programs or arrangements disclosed by the Company) which in the aggregate are not materially less favorable than those currently provided to such employees by the Company and its subsidiaries, to the extent permitted under laws and regulations in force from time to time, provided, that employees covered by collective bargaining agreements need not be provided with such benefits. The provisions described in the immediately preceding sentence shall not create in any current or former employee of the Company or its subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective subsidiaries or affiliates or any right to specific terms or conditions of employment. Except as set forth in this paragraph, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation. Parent shall, or shall cause the Surviving Corporation to, provide any employee of the Company or any of its subsidiaries who continues to be an employee of the Surviving Corporation or any of its subsidiaries as of the Effective Time (each, an "Affected Employee") full credit for such Affected Employee's service with the Company or any of its subsidiaries or predecessors for purposes of eligibility, vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under the employee benefit plans or arrangements maintained by Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employee's service with the Company or any of its subsidiaries, to the same extent recognized under similar plans or arrangements of the Company or such subsidiary immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Affected Employee under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any welfare plan maintained for such Affected Employee immediately prior to the Effective Time and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time under welfare plans of the Company or any of its subsidiaries for the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employee is eligible to participate in after the Effective Time. Each Affected Employee shall be eligible for participation in the equity-related plans of Parent under the same criteria applied to similarly situated employees of Parent and its affiliates. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and maintain
(i) all employment-related agreements in existence as of March 7, 2000, between the Company or any of its subsidiaries and an Affected Employee (or an employee who terminates employment prior to the Effective Time), (ii) all vacation and other leave earned or accrued by, but not taken by or paid to, Affected Employees through the Effective Time (as calculated or determined under policies or plans in effect immediately prior to the Effective Time),
(iii) all provisions in the employee benefit plans for vested benefits and other vested amounts earned or accrued through the Effective Time and (iv) all collective bargaining agreements entered into by the Company or any of its subsidiaries including all employee benefit-related terms and obligations. Parent shall, or shall cause the Surviving Corporation to, ensure that the Affected Employees who were employed at the headquarters of the Company and who were notified of their target bonuses for the current fiscal year of the Company, receive annual bonuses for the current fiscal year of the Company, in the aggregate, equal to no less than the aggregate target bonuses such employees were notified of. Such bonuses shall be payable in accordance with the Company's historical practice and shall be allocated to such employees in the discretion of James Miller, or his designee; provided, however, that no such designation shall be permitted if Mr. Miller dies, terminates his employment due to disability, voluntarily terminates his employment without good reason, or the Company terminates his employment with cause, in which case the allocation shall be based upon such employees' target bonuses. In addition, with respect to the next fiscal year of the Company, Parent shall ensure that such employees are provided bonus opportunities that are comparable to those in effect at such time for similarly situated employees of Ahold U.S.A.

   Equity Compensation Matters; Options. Pursuant to the Merger Agreement, at the Effective Time, (i) all account balances under the Company Stock Unit Plans (as hereinafter defined) shall become immediately vested and (ii) each restricted stock unit (collectively, the "Company Stock Units") under the Company Stock Unit Plans and participant account balances (collectively, the "Company Account Balances") under the Company Deferred Compensation Plan (as hereinafter defined) that represents the right to receive shares of Common Stock shall be converted into the right to receive an amount, in cash, equal to the Merger Consideration, multiplied by the number of shares of Common Stock subject to such Company Stock Unit or Company Account Balance. Within fifteen (15) days following the date on which the Effective Time occurred, the outstanding balance in the account of each participant in (w) the Company Restricted Unit Plan (as amended, the "Company Restricted Unit Plan"), (x) the Company Supplemental Executive Retirement Plan, dated as of July 1, 1998 (as amended, the "Company SERP"), (y) the Company Supplemental Executive Retirement Plan for Regional Vice Presidents, dated as of January 1, 1999 (as amended, the "Company RVP SERP" and, together with the Company Restricted Unit Plan and the Company SERP, the "Company Stock Unit Plans") and (z) the Company Non-Employee Director Voluntary Deferred Compensation Plan, dated as of January 1, 1999, as amended from time to time (the "Company Deferred Compensation Plan") shall be distributed to such participant in a single lump sum in cash. The Company SERP and the Company RVP SERP shall be amended (with participant consent, as necessary) prior to the Effective Time to permit the treatment of account balances thereunder as set forth above. As of the Effective Time, each outstanding Company Stock Option, both vested and unvested, shall be canceled and the holder thereof shall receive, as soon as practicable following the Effective Time (but not later than ten (10) days after the date on which the Effective Time occurred), an amount, in cash, equal to (i) the number of shares of Common Stock subject to the Company Stock Option multiplied by (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price specified in such Company Stock Option (the "Cash Payment"). As of March 7, 2000, all payroll deductions under the Company Employee Stock Purchase Plan (as amended, the "Company Stock Purchase Plan") shall cease. Otherwise, the Company Stock Purchase Plan shall continue to be administered in accordance with its terms; provided, however, that each right outstanding under such plan as of the next "Investment Date" (as such term is defined in the Company Stock Purchase Plan) after March 7, 2000 shall be treated as follows: as of the Effective Time, each such right shall be canceled and the holder thereof shall receive, as soon as practicable following the Effective Time (but not later than ten (10) days after the date on which the Effective Time occurred), an amount, in cash, equal to (i) the number of shares of Common Stock subject to it, multiplied by (ii) the Merger Consideration.

   Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all reasonable actions to (i)
(A) provide for the cancellation, effective at the Effective Time, subject to the Cash Payment being made, of all Company Stock Options or (B) provide that upon exercise of any Company Stock Options the holder thereof shall only be entitled to receive the Cash Payment, (ii) provide for the cancellation, effective at the Effective Time, subject to the payments provided for in the immediately preceding paragraph being made, of all Company Stock Purchase Plan rights, Company Stock Units and Company Account Balances, (iii) terminate, as of the Effective Time, all Company Stock Option Plans, the Company Stock Unit Plans, the Company Stock Purchase Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any affiliate thereof and (iv) amend, as of the Effective Time, the provisions of the Company Deferred Compensation Plan and any other employee benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any such affiliate, or any interest in respect of any capital stock of the Company or any such affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any such affiliate or any interest in the capital stock of the Company or any such affiliate. Except as otherwise contemplated in the Merger Agreement, any outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any affiliate of the Company shall be canceled immediately prior to the Effective Time without any payment therefor. The Company shall take all steps to ensure that, except as contemplated in the Merger Agreement, neither it nor any of its affiliates is or will be bound by any Company Stock Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or any of its subsidiaries or to receive any payment in respect thereof.

   Agreement to Use Commercially Reasonable Efforts. Pursuant to the Merger Agreement and subject to the terms and conditions provided therein, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions set forth above under the heading --"The Merger" in this subsection entitled "Merger Agreement" of this Section 11--"Purpose of the Offer; Plans for the Company; Certain Agreements" and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement including, without limitation, their commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with the Company and its subsidiaries as are reasonably necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger.

   In addition, the Merger Agreement provides that each party thereto shall
(i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable antitrust laws in connection with the Merger Agreement and the transactions contemplated thereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any antitrust authority and (iii) cooperate with one another in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement initiated by any antitrust authority. Each party to the Merger Agreement shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law. Each party to the Merger Agreement shall promptly inform the other parties of any material communication made to, or received by such party from, any antitrust authority or any other Governmental Entity regarding any of the transactions contemplated thereby.

   Representations and Warranties. In the Merger Agreement, (i) the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, financial statements, public filings, litigation, compliance with laws, consents and approvals, employee benefit plans, brokers' or finders' fees, state takeover statutes, voting requirements, undisclosed liabilities, taxes, intellectual property and the absence of any material adverse changes in the Company since July 3, 1999 and (ii) Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, their respective organization, corporate authority, consents and approvals, broker's or finder's fees, funds and, in the case of Parent, voting/approval requirements.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders (a) by mutual consent of the Company, on the one hand, and of Parent and the Purchaser, on the other hand; (b) by either Parent, on the one hand, or the Company, on the other hand, if: (i) any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (ii) the consummation of the Offer shall not have occurred on or prior to the Termination Date, unless the consummation of the Offer shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (c) by the Company at any time prior to the consummation of the Offer, if: (i) a Superior Proposal is received and the Board of Directors of the Company (after receiving advice of outside nationally recognized legal counsel to the Company) reasonably determines in good faith that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(i) unless and until (i) three (3) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such three (3) business day period (x) the Company has fully informed Parent of the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal and (y) the Company has negotiated in good faith with Parent with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated by the Merger Agreement may be effected, (ii) at the end of such three (3) business day period the Acquisition Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company (after receiving the advice of outside nationally recognized legal counsel to the Company) continues to reasonably determine in good faith that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (iii) (x) prior to such termination, Parent has received all fees and expense reimbursements set forth in the Merger Agreement by wire transfer in same day funds and (y) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; (ii)
(x) there shall be a breach of any representation or warranty of Parent or the Purchaser in the Merger Agreement that is qualified as to Material Adverse Effect (as such term is defined in Section 14--"Conditions of the Offer"), (y) there shall be a breach of any representation or warranty of Parent or the Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had, or would not reasonably likely have, a Material Adverse Effect on Parent, or (z) there shall be a material breach by Parent or the Purchaser of any of their respective covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (A) ten (10) days after giving of notice to Parent of such breach and (B) the expiration of the Offer, provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(ii) if the Company is in material breach of the Merger Agreement, (iii) (x) Parent or the Purchaser shall have (A) failed to commence the Offer on the fifth business day following the execution of the Merger Agreement by each of Parent, the Purchaser and the Company or (B) terminated the Offer or (y) the Offer has expired without the Purchaser purchasing any shares of Common Stock pursuant thereto, unless such failure, termination or expiration shall have been caused by the failure of the Company to satisfy the conditions set forth in clause
(iii)(d) or (e) of Section 14--"Conditions of the Offer"; (d) by Parent at any time prior to the consummation of the Offer, if: (i) the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any shares of Common Stock thereunder due to an occurrence which would result in a failure to satisfy any one or more of the conditions set forth in Section 14--"Conditions of the Offer", unless any such failure shall have been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any representation or warranty of either of them contained in the Merger Agreement; (ii) (x) there shall be a breach of any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect, (y) there shall be a breach of any representation or warranty of the Company in the Merger Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably likely have a Material Adverse Effect on the Company, or (z) there shall be a material breach by the Company of any of its covenants or agreement contained in the Merger Agreement, which breach, in the case of clause (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (A) ten (10) days after giving of written notice to the Company of such breach and (B) the expiration of the Offer; provided, that Parent may not terminate the Merger Agreement pursuant to this clause (d)(ii) if Parent or the Purchaser is in material breach of the Merger Agreement; (iii) (x) the Company shall have (A) entered into any agreement with respect to any Acquisition Proposal, (B) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Parent or the Purchaser, the approval or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, (C) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (D) affirmatively announced to the stockholders of the Company a neutral position with respect to any Acquisition Proposal and does not reject or recommend such Acquisition Proposal prior to the date that is the later of
(1) the date that is ten (10) business days after the date of the initial announcement of such neutral position (2) two (2) business days prior to the first scheduled expiration date of the Offer after the date of the initial announcement of such neutral position, or (y) the Company or the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; it being understood and agreed that neither the delivery of notice pursuant to clause (c)(i) of this paragraph and any subsequent public announcement of such notice nor any communications by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) under the Exchange Act shall entitle Parent to terminate the Merger Agreement pursuant to this clause (d)(iii), unless the Company enters into a definitive agreement with respect to an Acquisition Proposal; or (iv) if there shall have been a material breach by the Company of any provision set forth under the heading--"No Solicitation" of this subsection entitled "Merger Agreement" of this Section 11--"Purpose of the Offer, Plans for the Company; Certain Agreements."

   The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Parent or the Company pursuant to the provisions described above, the Merger Agreement will become void and there shall be no liability thereunder on the part of the Company, Parent or the Purchaser, except that (i) certain provisions including, without limitation, broker's and finder's fees, fees and expenses, confidentiality, applicable law, specific enforcement and waiver of jury trial shall survive termination and (ii) no party shall be relieved of liability for willful breach of the Merger Agreement.

   Payment of Certain Fees and Expenses upon Termination. Except as provided in the immediately succeeding sentence, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated by (i) Parent in accordance with (w) paragraph (d)(iii)(x)(D) under the heading--"Termination" hereof (or paragraph (d)(iii)(y) under the heading --"Termination" hereof, to the extent related to paragraph (d)(iii)(x)(D) under the heading --"Termination" hereof) and, within six (6) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal, (x) paragraph (d)(i) under the heading --"Termination" hereof, solely due to the Minimum Condition not being met at the time of such termination and, within six (6) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal, (y) (A) paragraph
(d)(ii) under the heading--"Termination" hereof, (B) prior to the date of such termination, there shall have been publicly announced an Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn in good faith prior to the date of the breach pursuant to which the Merger Agreement was terminated and (C) within twelve (12) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal or (z) paragraphs (d)(iii)(x)(A),
(d)(iii)(x)(B) or (d)(iii)(x)(C) under the heading --"Termination" hereof (or paragraph (a)(iii)(y) under the heading --"Termination" hereof, to the extent related to paragraphs (d)(iii)(x)(A), (d)(iii)(x)(B) or (d)(iii)(x)(C) under the heading --"Termination" hereof) or paragraph (d)(iv) under the heading -- "Termination" hereof, or (ii) the Company in accordance with paragraph (c)(i) under the heading --"Termination" hereof, then the Company shall (A) in the case of clause (i)(z), on the day next succeeding the date of such termination, (B) in the case of clause (ii), immediately prior to the Company entering into an agreement with respect to an Acquisition Proposal, or (C) in the case of clauses (i)(w), (i)(x) or (i)(y), on the date of consummation of such Acquisition Proposal, (I) reimburse Parent in immediately available funds for all expenses of Parent and the Purchaser (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing in an amount not to exceed $12,000,000 in the aggregate (it being understood that the amount of such expenses requested by Parent shall be such amount as Parent determines in its sole discretion and shall not be required to be documented) and (II) pay to Parent in immediately available funds an amount equal to $86,000,000; provided, however, that, in the case of clause (i)(y) above, unless such termination is due to the willful breach by the Company of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement, the Company shall pay to Parent in immediately available funds an amount equal to $15,000,000 plus the amount referred to in clause (I) above.

 Confidentiality Agreement.

   The following is a summary of the Confidentiality Agreement, dated as of December 15, 1999, between Parent and the Company (the "Confidentiality Agreement"). The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7--"Certain Information Concerning the Company".

   Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, (a) except as required by law, to keep confidential and not to disclose any information concerning the business, financial condition, operations, assets and liabilities of the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) (the "Evaluation Material"), (b) to use the Evaluation Material solely for the purpose of evaluating a possible transaction with the Company and (c) except as required by law, not to disclose to any other person the fact that the Evaluation Material has been made available. Disclosure of the Evaluation Material, however, may be made (a) to which the Company gives its prior written consent or (b) to certain of Parent's affiliates, partners, directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the "Interested Parties") for purposes of evaluating a possible transaction with the Company.

   The term "Evaluation Material" does not include information which (a) is or will be in the public domain other than as a result of a disclosure by Parent or the Interested Parties, (b) was in Parent's possession prior to its being furnished to Parent by or on behalf of the Company, provided that such information was not known by Parent to be subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or another party or (c) became or becomes available to Parent on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or another party.

   Parent has agreed that for a period of two years commencing on December 15, 1999, it will not employ or solicit for employment or otherwise engage any of the Company's current officers or management employees with whom Parent has had contact during the course of discussions related to the possible transaction. Parent and the Interested Parties have further agreed that, for a period of one year commencing on December 15, 1999, neither Parent nor the Interested Parties will, without the prior written consent of the Company:

     (a) acquire, offer to acquire or agree to acquire any voting securities (or rights to acquire voting securities) or any assets of the Company or any subsidiary, division, successor or controlling person of the Company;

     (b) solicit proxies to vote or seek to advise any person with respect to voting of any voting securities of the Company;

     (c) make any public announcement with respect to, or submit a proposal for or offer of, any extraordinary transaction involving the Company or any of its securities or assets; or

     (d) form or participate in a "group" as defined in Section 13(d)(3) of the Exchange Act;

unless a third party commences a tender or exchange offer, or proposes a merger or business combination with the Company and the Company has (i) exempted such transaction under Section 203 of the DGCL or (ii) publicly announced or confirmed its engagement in negotiations in connection with such transaction.

   12. Dividends and Distributions. As described above, the Merger Agreement provides that, subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's wholly owned subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

   13. Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration.

   Market for Shares of Common Stock. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

   Stock Quotation. The shares of Common Stock are listed on the NYSE. Depending on the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the published requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Common Stock if, among other things, (i) the number of holders of shares of Common Stock (including beneficial holders of shares of Common Stock held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading value of shares of Common Stock for the most recent 12 months should be less than 100,000 shares of Common Stock, (ii) the number of publicly held shares of Common Stock should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the aggregate market value of publicly held shares of Common Stock should drop below $8,000,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iv) the shares of Common Stock are no longer registered under the Exchange Act, as described below or (v) the number of holders of shares of Common Stock (including beneficial holders of shares of Common Stock held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

   If the NYSE were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System or other sources. However, the extent of the public market for the shares of Common Stock and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the shares of Common Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

   Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the shares of Common Stock is not terminated prior to the Merger, then the shares of Common Stock will be delisted from all stock exchanges and the registration of the shares of Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The shares of Common Stock are currently "margin securities", as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the shares of Common Stock will cease to be "margin securities" if registration of the shares of Common Stock under the Exchange Act is terminated.

   14. Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to the Company's rights under the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any shares of Common Stock, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

     (a) there shall be threatened, instituted or pending any action or proceeding by any government or any governmental authority or agency, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which would reasonably be expected to, make illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or to compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or the Purchaser of any shares of Common Stock or (v) seeking any material diminution in the benefits expected to be derived by Parent or the Purchaser as a result of the transactions contemplated by the Offer or the Merger;

     (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) Parent, the Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act, to the Offer or to the Merger, that would reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States securities exchange, in any United States over-the-counter market or the Amsterdam Stock Exchange, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Netherlands, (iii) any material limitation (whether or not mandatory) by any United States Federal or United States state or Netherlands' governmental authority or agency on the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (d) any representation or warranty of the Company contained in the Merger Agreement that (i) is qualified as to Material Adverse Effect shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date), or (ii) is not qualified as to Material Adverse Effect shall not be true and correct (except where the failure of any such representation or warranty referred to in this clause (ii) to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company), as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date);

     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

     (f) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, shares of Common Stock.

   "Material Adverse Effect", with respect to any person, shall mean any event, change, occurrence, effect, fact or circumstance which has, or which would reasonably be expected to have, a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement, or to consummate the transactions contemplated thereby without material delay or (ii) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, other than any event, change, occurrence, effect, fact or circumstance relating to (x) the economy or securities markets in general, (y) the industries in which such person operates (which, in the case of the Company and its subsidiaries, is the broadline foodservice distribution business) and not specifically relating to such person and (z) the performance by such person of the obligations under the Merger Agreement or the transactions contemplated thereby.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser subject to the Company's rights under the Merger Agreement and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in their respective sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   15. Certain Legal Matters; Regulatory Approvals.

   General. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 14-- "Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on representations made by the Company in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See Section 14--"Conditions of the Offer".

   Appraisal Rights. No appraisal rights are available to Holders in connection with the Offer.

   However, if the Merger is consummated, a Holder of shares of Common Stock will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, such Holder's shares of Common Stock. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting stockholders for their shares of Common Stock. Any judicial determination of the fair value of shares of Common Stock could be based upon considerations other than or in addition to the Offer Price and the market value of the shares of Common Stock, including asset values and the investment value of the shares of Common Stock. The value so determined could be more or less than the Offer Price. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

   If a Holder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the shares of Common Stock of such Holder will be converted into the merger consideration in accordance with the Merger Agreement. A Holder may withdraw his demand for appraisal by delivering to the Purchaser a written notice withdrawing such demand for appraisal and accepting the Merger.

   The foregoing summary of the rights of objecting Holders does not purport to be a complete statement of the procedures to be followed by Holders desiring to exercise any available appraisal rights.

   The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. The provisions of Section 262 of the DGCL are complex and technical in nature. Holders desiring to exercise their appraisal rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their appraisal rights.

   Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

 Regulatory Approvals.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

   Under the provisions of the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on March 10, 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on March 25, 2000, which is the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of shares of Common Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2--"Acceptance for Payment and Payment for Shares of Common Stock". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of shares of Common Stock, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Common Stock pursuant to the Offer or seeking divestiture of shares of Common Stock acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of shares of Common Stock by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14--"Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   16. Fees and Expenses. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

   Merrill Lynch is acting as the Dealer Manager in connection with the Offer. Pursuant to an engagement letter between Parent and Merrill Lynch, Merrill Lynch has been retained to act as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Merrill Lynch for its services a financial advisory fee of (a) $1,500,000 upon the earlier of the execution of the Merger Agreement or commencement of the Offer and (b) $9,000,000 upon the consummation of the transactions contemplated by the Merger Agreement or the purchase of shares of Common Stock pursuant to the Offer. In addition, if Parent is entitled to payment of any amounts pursuant to the second sentence under the heading "Payment of Certain Fees and Expenses upon Termination" in Section 11, then, in certain cases, Merrill Lynch will be entitled to receive a fee equal to 5% of the aggregate amount of such amount paid to Parent. Parent has also agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch, including the reasonable fees and disbursements of their counsel, provided that such expenses will not, without prior approval of Parent, exceed $25,000. In addition, Parent has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities under the Federal securities laws.

   The Purchaser and Parent have also retained Wilmington Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

   In addition, the Purchaser and Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

   17. Miscellaneous. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares of Common Stock pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          Snow Acquisition, Inc.
March 13, 2000

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
         OFFICERS OF KONINKLIJKE AHOLD N.V. AND SNOW ACQUISITION, INC.

   1. Supervisory Board, Corporate Executive Board and Executive Officers of Koninklijke Ahold N.V. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board, the Corporate Executive Board and each executive officer of Koninklijke Ahold N.V. The principal address of Koninklijke Ahold N.V. and, unless indicated below, the current business address for each individual listed below is Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands, Telephone: 011-31-75-6599111. Each such person is, unless indicated below, a citizen of The Netherlands. Members of the Supervisory Board are identified by an asterisk and members of the Corporate Executive Board are identified by two asterisks.

Name and Current                   Present Principal Occupation or Employment;
Business Address                   Material Positions Held During the Past Five Years
----------------                   --------------------------------------------------
H. de Ruiter*....................  Chairman of the Supervisory Board of Koninklijke Ahold
                                   N.V. (Chairman of the Supervisory Board from 1996 to
                                   present and Member of the Supervisory Board from 1994
                                   to present); Former Group Managing Director and
                                   Managing Director of Royal Dutch Petroleum Company;
                                   Member of the Supervisory Board of Royal Dutch
                                   Petroleum Company (1994 to present); Director of Shell
                                   Petroleum N.V. The Hague; Director of Shell Petroleum
                                   Company Ltd. London; Member of the Supervisory Board of
                                   Heineken N.V. (1993 to present); Chairman of the
                                   Supervisory Board of Wolters Kluwer N.V. (5/94 to
                                   present); Chairman of the Supervisory Board of Beers
                                   N.V. (5/95 to present); Vice-Chairman of the
                                   Supervisory Board of Corus Group (10/99 to present);
                                   Chairman of the Supervisory Board of Koninklijke
                                   Hoogovens N.V. (4/97 to 10/99) (Member of the
                                   Supervisory Board from 4/95 to 4/97); Member of the
                                   Supervisory Board of Vopak (11/99 to present); Chairman
                                   of the Supervisory Board of Koninklijke Pakhoed N.V.
                                   (4/97 to 11/99) (Member of the Supervisory Board from
                                   4/95 to 4/97); Member of the Supervisory Board of Aegon
                                   N.V. (5/96 to present)
R.J. Nelissen*...................  Vice Chairman of the Supervisory Board of Koninklijke
                                   Ahold N.V. (Vice Chairman of the Supervisory Board from
                                   1992 to present and Member of the Supervisory Board
                                   from 1981 to present); Former Minister of Economic
                                   Affairs; Former Vice-Premier and Minister of Finance of
                                   the Dutch Government; Former Chairman of the Managing
                                   Board of ABN AMRO Holding N.V.; Supervisory Board
                                   Member of ABN AMRO Holding N.V. and ABN AMRO Bank N.V.
                                   (1992 to present); Chairman of the Supervisory Board of
                                   N.V. Luchthaven Schiphol; Chairman of the Supervisory
                                   Board of Koninklijke Boskalis Westminster N.V; Chairman
                                   of the Supervisory Board of DaimlerChrysler Nederland
                                   B.V.; Supervisory Board Member of International Flavors
                                   & Fragrances IFF (Nederland) B.V.; Supervisory Board
                                   Member of Elsevier N.V. and Reed Elsevier PLC
Sir M. Perry*....................
c/o Centrica PLC                   Member of the Supervisory Board of Koninklijke Ahold
11-12 Clifford Street              N.V. (1997 to present); Deputy Chairman of Bass PLC;
London W1X 1RB                     Chairman of Centrica PLC (formerly British Gas);
United Kingdom                     Chairman of Dunlop Slazenger Group Limited; Non-
                                   Executive Director of Marks & Spencer PLC; Chairman of
                                   The Shakespeare Globe Trust; Chairman of the British
                                   Government's Senior Salaries Review Body; Former
                                   Director of

Name and Current                   Present Principal Occupation or Employment;
Business Address                   Material Positions Held During the Past Five Years
----------------                   --------------------------------------------------
                                   British Gas PLC; Former Chairman of the Managing Board
                                   of Unilever PLC (1992 to 1996); Former Chairman of
                                   United Holdings Ltd.; Former Chairman of The
                                   Advertising Association; Former Member of the British
                                   Chamber of Commerce (Citizen of the United Kingdom)

J.A. van Kemenade*...............  Member of the Supervisory Board of Koninklijke Ahold
                                   N.V. (1996 to present); Queen's Commissioner for the
                                   Dutch Province of North-Holland; Former Minister of
                                   Education and Science of the Dutch Government; Vice-
                                   Chairman of the Supervisory Board of De Nederlandsche
                                   Bank N.V.; Chairman of the Inter Provinciaal Overleg;
                                   Member of the Board of Stichting; Chairman of Stichting
                                   Prins Bernhard Cultuurfonds' Noord

A.J. Kranendonk*.................  Member of the Supervisory Board of Koninklijke Ahold
                                   N.V. (1985 to present); Former President of the Management
                                   Board of Friesland W.A.; Former Chairman of the Association
                                   of Dutch Chambers of Commerce; Member of the
                                   Supervisory Board of S.C. Johnson Polymer B.V.;
                                   Chairman of the Supervisory Board of Athlon N.V.;
                                   Member of the Supervisory Board of Lankhorst
                                   Sneek B.V.; Chairman of the Supervisory Board of
                                   Dokkumer Vlaggen Centrale B.V.; Chairman of Stichting
                                   Preferente Aandelen' NBM-Amstelland; Member of the
                                   Board of "Stichting Administratiekantoor' Koninklijke
                                   Bols Wessanen

R.F. Meyer*......................  Member of the Supervisory Board of Koninklijke Ahold
c/o Harvard Business School        N.V. (1988 to present); Professor of Business
Morgan Hall 211                    Administration, Harvard Business School (9/65 to
Boston, Massachusetts 02163        present); Chairman of NEDD (Citizen of the United
                                   States)

L.J.R. de Vink*..................  Member of the Supervisory Board of Koninklijke Ahold
c/o Warner-Lambert Company         N.V. (1998 to present); Chairman, President and Chief
201 Tabor Road                     Executive Officer of Warner-Lambert Company (5/99 to
Morris Plains, New Jersey 07950    present); President and former Chief Operating Officer
                                   of Warner-Lambert Company (8/91 to 4/99); Former
                                   President of Schering International (Citizen of the
                                   United States)

C.H. van der Hoeven**............  Member of the Corporate Executive Board of Koninklijke
                                   Ahold N.V. (1997 to present); President and Chief
                                   Executive Officer of Koninklijke Ahold N.V. (3/93 to
                                   present); Member of the Supervisory Board of ABN AMRO
                                   Bank N.V.; Director of Ahold U.S.A., Inc.; Membre du
                                   Conseil d'Administration de LVMH (4/99 to present);
                                   Member of the Supervisory Board of KPN (7/98 to
                                   present)

J.G. Andreae**...................  Member of the Corporate Executive Board of Koninklijke
                                   Ahold N.V. (1997 to present); Executive Vice President
                                   of Koninklijke Ahold N.V. (10/97 to present); Former
                                   President of Albert Heijn B.V. (1992 to 10/97); Member
                                   of the Corporate Executive Board of Albert Heijn B.V.
                                   (10/97 to present); President of the Supervisory Board
                                   of S.V.M.; Former Member of the Supervisory Board of
                                   KLM-catering; Co-chairman of ECR Europe; Co-chairman of
                                   ECR NL; Director of Ahold U.S.A., Inc.

Name and Current                   Present Principal Occupation or Employment;
 Business Address                  Material Positions Held During the Past Five Years
-----------------                  --------------------------------------------------
A.M.Meurs**......................  Member of the Corporate Executive Board of Koninklijke
                                   Ahold N.V. (1997 to present); Executive Vice President
                                   and Chief Financial Officer of Koninklijke Ahold N.V.
                                   (4/97 to present); Treasurer of Snow Acquisition, Inc.;
                                   Supervisory Director B of Disco Ahold International
                                   Holdings N.V.; Former Senior Vice President of Business
                                   Development of Koninklijke Ahold N.V. (4/96 to 4/97);
                                   Former Senior Vice President of Finance of Koninklijke
                                   Ahold N.V. (3/93 to 4/96); Former Vice President of
                                   Finance Koninklijke Ahold N.V.; Former Director of
                                   Ahold Americas Holdings, Inc.; Former Executive Vice
                                   President of Croesus, Inc.; Member of the Supervisory
                                   Board of Van Den Boom Groep; Member of the Supervisory
                                   Board of Van der Hoop Effectenbank N.V.; Director and
                                   Executive Vice President of Ahold U.S.A., Inc.; Member
                                   of the Supervisory Board of Schuitema (3/99 to present)
A.S. Noddle**....................  Member of the Corporate Executive Board of Koninklijke
                                   Ahold N.V. (1998 to present); Executive Vice President
                                   of Koninklijke Ahold N.V. (9/98 to present);
                                   Supervisory Director B of Disco Ahold International
                                   Holdings N.V.; Director of Inversiones Santa Isabel
                                   S.A.; Former President and Chief Executive Officer of
                                   Giant Food Stores, Inc. (10/92 to 1/97); Director of
                                   Ahold U.S.A., Inc.; Former President and Chief
                                   Executive Officer of Ahold U.S.A. Support Services,
                                   Inc. (1/97 to 9/98) (Citizen of the United States)
R.G. Tobin**.....................  Member of the Corporate Executive Board of Koninklijke
c/o Ahold U.S.A., Inc              Ahold N.V. (1998 to present); Executive Vice President
14101 Newbrook Drive               of Koninklijke Ahold N.V. (9/98 to present); President
Chantilly, Virginia 20151          of Snow Acquisition, Inc.; Director and President of
                                   Ahold Americas Holdings, Inc.; Chairman, Director,
                                   President and Chief Executive Officer of Ahold U.S.A.,
                                   Inc.; Director of Ahold Finance U.S.A., Inc.; Former
                                   President and Chief Executive Officer of Croesus, Inc.;
                                   Director and former Chairman, President and Chief
                                   Executive Officer of The Stop & Shop Companies, Inc. (a
                                   wholly owned subsidiary of Koninklijke Ahold N.V. since
                                   1996) (6/60 to present) (Citizen of the United States)
N.L.J. Berger....................  Corporate Secretary of Koninklijke Ahold N.V. (4/94 to
                                   present); Former Deputy General Counsel of Koninklijke
                                   Ahold N.V.
A.J. Brouwer.....................  Senior Vice President of Management Development and
                                   Organization of Koninklijke Ahold N.V. (10/97 to
                                   present); Former Vice President of Management
                                   Development and Organization of Koninklijke Ahold N.V.;
                                   Executive Vice President HR/MD Ahold Europe
A. Buitenhuis....................  Senior Vice President of Finance and Fiscal Affairs of
                                   Koninklijke Ahold N.V. (4/96 to present); Former Vice
                                   President of Fiscal Affairs of Koninklijke Ahold N.V.
A.H.P.M. van Tielraden...........  Senior Vice President and General Counsel of
                                   Koninklijke Ahold N.V. (1/00 to present); Secretary of
                                   Snow Acquisition, Inc.; Former Vice President and
                                   Deputy General Counsel of Koninklijke Ahold N.V. (11/97
                                   to 1/00); Director of Ralico SDN BHD; Supervisory B
                                   member of Paiz Ahold B.V.; Former Director of Legal
                                   Affairs Hagemeyer N.V. (5/95 to 8/97); Former Senior
                                   Legal Advisor of Unilever Nederland B.V. (9/94 to
                                   5/95); Former General Counsel of Quest International
                                   (11/89 to 9/94)

Name and Current                   Present Principal Occupation or Employment;
 Business Address                  Material Positions Held During the Past Five Years
-----------------                  --------------------------------------------------
P.P.M. Ekelschot.................  Senior Vice President of Internal Audit of Koninklijke
                                   Ahold N.V. (4/97 to present); Former Vice President of
                                   Internal Audit of Koninklijke Ahold N.V.; Vice
                                   President of Koninklijke NIVRA; Treasurer IIA-
                                   Netherland

H. Gobes.........................  Senior Vice President of Communications of Koninklijke
                                   Ahold N.V. (1/90 to present)

M.J. Dorhout Mees................  Senior Vice President of Business Development of
                                   Koninklijke Ahold N.V. (6/97 to present); Former Senior
                                   Vice President of Sales and Services of Albert Heijn
                                   B.V. (1994 to 1997); Former Deputy Director of Customer
                                   Services of Albert Heijn B.V.

L.A.P.A. Verhelst................  Senior Vice President of Administration of Koninklijke
                                   Ahold N.V. (4/97 to present); Former Managing Director
                                   of Pays-Bas Property Fund N.V. (4/95 to 3/97); Former
                                   Member of the Executive Board of Koninklijke Bols
                                   Wessanen N.V. (1/94 to 12/94); President of the
                                   Supervisory Board of AVIO-Diepen B.V.

C. Sterk.........................  Senior Vice President of Financial Services of
                                   Koninklijke Ahold N.V. (11/99 to present); Senior Vice
                                   President of Administration of Koninklijke Ahold N.V.
                                   (1979 to 3/97); President of Albert Heijn B.V. (4/97 to
                                   11/99)

   2. Directors and Executive Officers of Snow Acquisition, Inc. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Snow Acquisition, Inc. Each person identified below has held his position since the formation of Snow Acquisition, Inc. in March 1999. The principal address of Snow Acquisition, Inc. is 1013 Center
Road, Wilmington, Delaware 19805, Telephone: (800) 927-9800. The current business address for each individual listed below, unless indicated below, is Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands, Telephone 011-31-75-
6599111. Each such person is, unless indicated below, a citizen of The
Netherlands. Directors are identified by an asterisk.

Name and Current                   Present Principal Occupation or Employment;
 Business Address                  Material Positions Held During the Past Five Years
-----------------                  --------------------------------------------------
R.G. Tobin*......................  President of Snow Acquisition, Inc.; Member of the
c/o Ahold U.S.A., Inc              Corporate Executive Board of Koninklijke Ahold N.V.
14101 Newbrook Drive               (1998 to present); Executive Vice President of
Chantilly, Virginia 20151          Koninklijke Ahold N.V. (9/98 to present); Director and
                                   President of Ahold Americas Holdings, Inc.; Chairman,
                                   Director, President and Chief Executive Officer of
                                   Ahold U.S.A., Inc.; Director of Ahold Finance U.S.A.,
                                   Inc.; Former President and Chief Executive Officer of
                                   Croesus, Inc.; Director and former Chairman, President
                                   and Chief Executive Officer of The Stop & Shop
                                   Companies, Inc. (a wholly owned subsidiary of
                                   Koninklijke Ahold N.V. since 1996) (6/60 to present)
                                   (Citizen of the United States)

Name and Current                   Present Principal Occupation or Employment;
 Business Address                  Material Positions Held During the Past Five Years
-----------------                  --------------------------------------------------
A.M. Meurs*......................  Treasurer of Snow Acquisition, Inc.; Member of the
                                   Corporate Executive Board of Koninklijke Ahold N.V.
                                   (1997 to present); Executive Vice President and Chief
                                   Financial Officer of Koninklijke Ahold N.V. (4/97 to
                                   present); Supervisory Director B of Disco Ahold
                                   International Holdings N.V.; Former Senior Vice
                                   President of Business Development of Koninklijke Ahold
                                   N.V. (4/96 to 4/97); Former Senior Vice President of
                                   Finance of Koninklijke Ahold N.V. (3/93 to 4/96);
                                   Former Vice President of Finance Koninklijke Ahold
                                   N.V.; Former Director of Ahold Americas Holdings, Inc.;
                                   Former Executive Vice President of Croesus, Inc.;
                                   Member of the Supervisory Board of Van Den Boom Groep;
                                   Member of the Supervisory Board of Van der Hoop
                                   Effectenbank N.V.; Director and Executive Vice
                                   President of Ahold U.S.A., Inc.; Member of the
                                   Supervisory Board of Schuitema (3/99 to present)
A.H.P.M. van Tielraden*..........
                                   Secretary of Snow Acquisition, Inc.; Senior Vice
                                   President and General Counsel of Koninklijke Ahold N.V.
                                   (1/00 to present); Former Vice President and Deputy
                                   General Counsel of Koninklijke Ahold N.V. (11/97 to
                                   1/00); Director of Ralico SDN BHD; Supervisory B member
                                   of Paiz Ahold B.V.; Former Director of Legal Affairs
                                   Hagemeyer N.V. (5/95 to 8/97); Former Senior Legal
                                   Advisor of Unilever Nederland B.V. (9/94 to 5/95);
                                   Former General Counsel of Quest International (11/89 to
                                   9/94)

   3. Ownership of shares of Common Stock by Directors and Executive Officers. To the best knowledge of Koninklijke Ahold N.V. and Snow Acquisition, Inc., none of the persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any shares of Common Stock, and none of the persons listed on this Schedule I has effected any transactions in the shares of Common Stock during the past 60 days.

   Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                           Wilmington Trust Company

          By Mail:                     By Facsimile:        By Hand/Overnight Courier:

   Wilmington Trust Company             (302) 651-1079        Wilmington Trust Company
   1100 North Market Street                                   1105 North Market Street
      Rodney Square North                                       Wilmington, DE 19890
     Wilmington, DE 19890                                       Attn: Corporate Trust Operations
Attn: Corporate Trust Operations

                          For Confirmation Telephone:
                                (302) 651-8869

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000

            Banks and Brokerage Firms, Please Call: (800) 662-5200
                   Stockholders, Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 236-3790 (Call Collect)